                                                                Exhibit Number 3


                               OPTION AGREEMENT
                               ----------------


                                BY AND BETWEEN
                                --------------



                              TOKHEIM CORPORATION
                              -------------------



                                      AND
                                      ---



                                 SOFITAM S.A.
                                 ------------









                            DATED AS OF MAY 7, 1996

                               OPTION AGREEMENT
                               ----------------



          This OPTION AGREEMENT ("Agreement") is made as of May 7, 1996, by and among:

TOKHEIM CORPORATION, a corporation organized under the laws of the state of Indiana, whose head office is located at 10501 Corporate Drive, Fort Wayne, Indiana 46845, U.S.A, ("Buyer"), represented by Douglas K. Pinner, President and Chief Executive Officer of Buyer,

and

SOFITAM S.A., a societe anonyme organized under the laws of France, with a share capital of FF 314,806,500, whose head office is located at 41/43, rue des Bas, 92600 Asnieres, registered with the Trade Register of Commerce and Companies of Nanterre under the number B 572 079 101 ("Sofitam" or "Seller"), represented by Jean-Pierre Quinio, president-directeur general of Seller.

Certain capitalized terms are defined in Section 8.12.


                             W I T N E S S E T H :
                             -------------------


          WHEREAS, Seller, through certain of its Affiliates, conducts a business ("Fuel Pump Business") engaged in the production, sale and service of fuel pumps and site controllers in France and internationally in, among other places, Europe, North America and Africa comprising, among others, manufactured products including primarily those set forth at Schedule 0.1 attached hereto (collectively "Fuel Pump Products") and conducted through those companies listed in Schedule 0.4;

          WHEREAS, in France, the Fuel Pump Business is owned and operated, indirectly through Seller's Affiliates, at six different sites consisting of its group headquarters, three subsidiary locations and two plants: i.e., at Sofitam International group location in Asnieres, at Sofitam Equipement subsidiary location in Tremblay and Sofitam Equipement's plant in Falaise, at Sofitam Equipement subsidiary location in Grentheville and Sofitam Equipement's plant in Grentheville and at Sogen subsidiary location in Asnieres; the Sofitam Equipement plant in Falaise specializes in the manufacture of the Fuel Pump Products set forth at Schedule 0.2 attached hereto ("Satam Products"); and the Sofitam Equipement plant in Grentheville specializes in the manufacture of the Fuel Pump Products set forth at Schedule 0.3 attached hereto ("Ein Products");

          WHEREAS, in other parts of Europe the Fuel Pump Business is owned and operated indirectly through Seller's Affiliates at six subsidiary locations: i.e., at Bennett & Sauser subsidiary location in Solothurn, Switzerland, at Sofitam Pump Services subsidiary location in West Sussex, United Kingdom, at Sofitam Tanktechnik subsidiary location in Hamburg, Germany, at Sofitam N.V. subsidiary location in Vilvoord, Belgium, at Bennett Fimac subsidiary location in Scurzolengo, Italy and Sofitam Iberica subsidiary located in Barcelona, Spain;

          WHEREAS, in Africa, the Fuel Pump Business is owned and operated indirectly by Seller through Seller's Affiliates at five subsidiary locations: i.e., at Matam subsidiary location in Casablanca, Morocco, at Cottam subsidiary location in Tunis, Tunisia, at Cocitam subsidiary location in Abidjan, Ivory Coast, at Cosetam subsidiary location in Dakar, Senegal and at Socatam subsidiary location in Douala, Cameroon;

          WHEREAS, Schedule 0.4 sets forth those companies in which Seller owns equity interests, directly or indirectly, with respect to which the Buyer desires to obtain an option to purchase, directly or indirectly (all such equity interests listed on Schedule 0.4 are referred to herein as the "Shares"),
Schedule 0.4 also sets forth the amounts of such equity interests;

          WHEREAS, Buyer does not desire to obtain the equity interests owned by Seller, directly or indirectly, in Inotec S.A., Bennett Pump & Co., Satoll and Samya;

          WHEREAS, Buyer desires to obtain from Seller, and Seller desires to grant to Buyer, an option to purchase from Seller, the Shares, for the purchase price and upon the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises and the respective covenants and agreements contained herein, the parties hereto agree as follows:


                    ARTICLE I - OPTION TO PURCHASE SHARES -
                    ---------------------------------------
                          PURCHASE AND SALE OF SHARES
                          ---------------------------

     1.1  Grant of the Option.
          -------------------

          1.1.1 Option. Upon the terms and subject to the conditions hereof, Seller hereby grants to Buyer an irrevocable and exclusive option (the "Option") to purchase, directly or indirectly, all (but not less than all) the Shares.

          1.1.2 Option Period. The Option shall be exercisable from the date of signature of this Agreement until forty-five (45) calendar days from the date hereof (the "First Option Period") at which time the Option shall automatically expire unless it has been duly exercised by Buyer prior thereto or unless the Second Option Period enters into effect pursuant to the immediately following sentence. The Option Period shall be automatically extended by Seller for another twenty five (25) calendar days (the "Second Option Period"), provided that, before the end of the First Option Period, Buyer has provided to Seller a firm commitment letter in the form ordinarily given by first class United States, Canadian or French financial institutions in connection with the financing of transactions such as those contemplated herein (the "Financing Commitment Letter") from the financial institutions (which shall be first class financial institutions) granting financing to Buyer for the transactions contemplated herein (in an amount of approximately THREE HUNDRED SEVENTY EIGHT MILLION French francs (FF 378,000,000)) (the "Financed Amount"). The amount reflected in the Financing Commitment Letter may be less than the Financed Amount to the extent Buyer delivers to Seller written commitments from a substantial investor or investors for an equity investment in Buyer, the funds from which equity investment, when aggregated with the amount reflected in the Financing Commitment Letter, will enable Buyer to pay the Financed Amount (such written commitment letters for equity investments and the Financing Commitment Letter are collectively referred to herein as the "Commitment Letter"). In the event that the Second Option Period enters into effect as provided in this

Section 1.1.2, the Option shall automatically expire at the end of such Second Option Period unless the Option has been duly exercised by Buyer prior thereto.

          1.1.3 Exercise of the Option. Buyer may exercise the Option, but only after the Commitment Letter has been provided, at any time during the First Option Period or the Second Option Period (the "Option Exercise Date"), by giving written notice of such exercise to Seller seven (7) business days (the "Pre-Exercise Period") in advance of the Option Exercise Date (for the avoidance of doubt such written notice shall specifically set forth the date of the Option Exercise Date), in which case the Closing of the transaction shall take place pursuant to Section 5.1, but in no event later than twenty (20) business days after the Option Exercise Date (the "Closing"), unless the parties hereto otherwise agree in writing upon a different date for the Closing upon the reasonable request of one of such parties. During the Pre-Exercise Period and before the Option Exercise Date, Seller covenants and agrees that it shall cause all relevant workers council meetings (Comites d'Entreprises or equivalent) of the Companies and the Subsidiaries to be validly called and duly convened for the purpose of notifying the workers' representatives of the transfer of control of the Companies and the Subsidiaries.

          1.1.4  Consideration for the Option.
                 ----------------------------

          (a) In consideration for Seller granting the Option, Buyer shall deposit with Credit Lyonnais, acting as escrow agent ("Escrow Agent"), pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"), THREE MILLION U.S. DOLLARS (USD 3,000,000), of which Buyer shall pay to Escrow Agent (x) ONE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (USD 1,500,000) within three (3) business days of the date of this Agreement (with Buyer providing to Seller immediately an irrevocable payment instruction in such amount provided by Buyer to Seller on the date of this Agreement) and (y) ONE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (USD 1,500,000) no later than eleven
(11) business days from the date of this Agreement, provided that if Buyer shall fail to make the payment required by sub-clause (y), the Option, which may not be exercised unless such payment has been duly made, shall automatically and immediately expire. On the day of such expiration, Buyer agrees to duly execute with Seller and deliver to the Escrow Agent the Joint Instructions to Release Escrow Funds from the Escrow Account, attached as Exhibit A to the Escrow Agreement (the "Joint Instructions") instructing the Escrow Agent to immediately pay the amounts in Escrow (the "Escrow Amount") to Seller(it being indicated for the avoidance of doubt that Sections 1.1.4(b), (c) and (d) shall not be applicable in such a case). Upon such payment, this Agreement shall immediately terminate with the consequences of such termination as set forth in Section 6.2(b).

          (b) Upon presentation of the Commitment Letter by Buyer to Seller, which Commitment Letter shall be reasonably acceptable to Seller, on or prior to the day the First Option Period expires, Seller agrees to duly execute with Buyer and deliver to the Escrow Agent the Joint Instructions instructing the Escrow Agent to pay to Buyer ONE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (USD 1,500,000) two (2) business days after such presentation, provided that if Seller notifies Buyer in writing on the date of such presentation that the Commitment Letter is not reasonably acceptable to Seller, Buyer and Seller agree to use their best efforts to promptly resolve any differences with respect thereto and, upon any such resolution, Seller agrees to duly execute, if so requested by and with Buyer, the Joint Instructions providing for the aforesaid payment. For the avoidance of doubt, the Second Option Period shall come into effect upon presentation by Buyer to Seller of the Commitment Letter notwithstanding it not being reasonably acceptable to Seller.

          (c) If Buyer: (i)(A) does not provide the Commitment Letter on or prior to the day the First Option Period expires and (B) the conditions set forth in Section 1.1.4(d)(i) and (ii) below are not both satisfied, or (ii)(A) does so provide the Commitment Letter, (B) does not duly exercise the Option by the end of the Second Option Period and (C) the conditions set forth in Section 1.1.4(e)(i) or (ii) are not satisfied, the Escrow Agent shall, in the event Buyer does not duly exercise the Option by the end of the First Option Period or, if the Second Option Period enters into effect, then by the end of the Second Option Period, on the day immediately after the last day of such relevant Option Period, pay the Escrow Amount immediately to Seller as an agreed forfeitary amount on account of Seller having granted the Option to Buyer. Buyer agrees to duly execute with Seller the Joint Instructions to instruct the Escrow Agent to make such payment. Upon such payment, this Agreement shall immediately terminate with the consequences of such termination as set forth in Section 6.2(b). It being confirmed for the avoidance of doubt that, in the event that Buyer duly exercises the Option prior to the expiration of the Second Option Period, the Escrow Amount shall become due to Seller in accordance with Section 1.3.8 or, if the Agreement is terminated in accordance with Section 6.1, in accordance with Section 6.2(a).

          (d) Notwithstanding anything to the contrary in Section 1.1.4(a) above, the Escrow Amount shall not be paid to Seller (and Buyer shall not be required to duly execute with Seller the Joint Instructions) in the case where Buyer has not provided the Commitment Letter on or prior to the day on which the First Option Period expires (such that the Second Option Period does not enter into effect) and (i) a Material Adverse Change (as defined in Section 4.1.2) has occurred prior to the date on which the First Option Period expires and (ii) Buyer sets forth in a notice delivered to Seller in writing no later than on the day on which the First Option Period expires a reasonably detailed explanation (with numbers) of Buyer's view that such a Material Adverse Change has occurred.

          (e) Notwithstanding anything to the contrary in Section 1.1.4(a) above, the Escrow Amount shall not be paid to Seller (and Buyer shall not be required to duly execute with Seller the Joint Instructions) in the case where the Second Option Period enters into effect and Buyer has not exercised the Option on or prior to the day on which the Second Option Period expires and (i) the conditions set forth in sub-clauses (d)(i) and (ii) above have occurred (modified so as to be related in time to the day on which the Second Option Period (rather than the First Option Period) expires) or (ii) Buyer has been denied (conclusively) any of the approvals or authorizations set forth on
Schedule 2.3.4 and has set forth in a notice delivered to Seller no later than the day on which the Second Option Period expires an explanation of which approval or authorization has been so denied, with supporting evidence from the relevant Governmental Entity.

          (f) In the event that the Option has not been duly exercised by Buyer and the conditions set forth in Sections 1.1.4(d)(i) and (ii) or 1.1.4(e)(i) or (ii), as the case may be, are satisfied, Seller agrees to duly execute with Buyer the Joint Instructions within three (3) business day of receipt of the written notifications set forth in Sections 1.1.4(d)(ii) or (e)(i) or (ii) instructing the Escrow Agent to immediately pay the Escrow Amount to Buyer. Upon such payment, this Agreement shall immediately terminate with the consequences of such termination set forth in Section 6.2(b). In the event Seller disputes the satisfaction of any such conditions by written notification to Buyer within three (3) business day of receipt of the written notifications set forth in Sections 1.1.4(d)(ii) or (e)(i) or (ii), the Escrow Amount shall remain in escrow and such dispute shall be resolved in accordance with Section 8.4. Buyer and Seller each agree to execute the Joint Instructions in accordance with any final arbitral award issued pursuant to Section 8.4.

          (g) In the event the Buyer duly exercises the Option, the Escrow Amount shall remain in escrow until the earlier of (i) the termination of this Agreement pursuant to Section 6.1, after which the Escrow Amount shall be released as provided for in Section 6.2(a) and (ii) payment of the Escrow Amount to the Seller pursuant to Section 1.3.8(a)(ii).

          1.1.5  Time.  Time shall be of the essence for purposes of this
Article I.

          1.1.6 Interest. Any interest or other amounts earned or accrued on the Escrow Amount (net of any fees of the Escrow Agent pursuant to the terms of the Escrow Agreement) shall be included within such definition.

          1.2 Sale of Shares. If Buyer shall have duly exercised the Option in accordance with Section 1.1.3, at the Closing provided for in Section 5.1, Seller will sell, assign and transfer, or cause to be sold, assigned and transferred to Buyer and Buyer will purchase from Seller, the Shares, free and clear of all Liens.

          1.3  Purchase Price and Payment.

          1.3.1 Share Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, assignment and transfer of the Shares, Buyer agrees to pay and shall pay, subject to the terms and conditions of this Agreement, to Seller at the Closing for the Shares an amount equal to (A) FIVE HUNDRED FORTY MILLION French francs (FF 540,000,000) minus (B) Existing Indebtedness (as defined in Section 2.1.11) at December 31, 1995 minus (C) Intercompany Debt (as defined in Section 2.1.11) at December 31, 1995 minus (D) any amounts received by Seller as payment in connection with the exercise by any person of any preemptive rights relating to the Shares (the resulting amount is hereinafter referred to as the "Share Purchase Price").

          1.3.2 General Method of Payment and Late Payment. The payment of the Share Purchase Price and the Post-Closing Adjustment (as defined in Section 1.3.7), if any, and all other cash payments under this Agreement, shall be made to the receiving party by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the receiving party designated by it for such purpose, which designation shall be made in writing no later than three (3) calendar days before the date such payment is due. All sums payable hereunder which are not paid in a timely fashion shall (without excusing such late payment) bear interest, in French francs and net of withholding tax, at the rate per annum equal to PIBOR (Paris Interbank Offered Rate) for deposits of three months duration plus three hundred (300) basis points (the "Interest Rate") from and including the date payment was due through and including the date payment is made.

          1.3.3  Base Balance Sheet; Closing Balance Sheet.

          (a) Attached hereto as Schedule 1.3.3 is a combined balance sheet, prepared in accordance with the Accounting Principles (as defined in Section 2.1.5(a)), of the Fuel Pump Business as at December 31, 1995, which reflects a combined Net Worth ("situation nette combinee") of SEVENTY ONE MILLION TWO HUNDRED FIFTY EIGHT THOUSAND French francs (FF 71,258,000) and includes the related schedules and notes, if any (the "Base Balance Sheet").

          (b) Within forty five (45) days from the Closing, Buyer shall deliver to Seller a combined balance sheet of the Fuel Pump Business as at the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles (as defined in Section 2.1.5(a)).

          1.3.4  Joint Audit.

          (a) Buyer and Seller agree that the Paris office of Coopers & Lybrand (designated by the Buyer) and Salustro Reydel (designated by the Seller) (the "Auditors") shall promptly jointly carry out an audit of the Closing Balance Sheet. The Auditors shall apply the Accounting Principles (as defined in
Section 2.1.5(a)) and shall use their best efforts to deliver their joint report, which must, in order to be valid, be signed by both Auditors (the "Joint Audit Report"), to the Buyer and the Seller at the latest sixty (60) days after the delivery by Buyer to Seller of the Closing Balance Sheet. The Joint Audit Report shall indicate the amount of the Audited Net Worth ("situation nette") as calculated on the basis of the Closing Balance Sheet in a manner consistent with the calculation of Net Worth on the Base Balance Sheet, provided that (A) the reserves and provisions in the Base Balance Sheet may not have been reversed unless an event justifying the reversal has occurred, (B) no effect or consequence on Net Worth arising from the transfer of Bennett Pump & Company ("Bennett") by Sofitam International S.A. to Seller or its Affiliates (excluding the Companies or the Subsidiaries) shall be taken into the calculation of Audited Net Worth on the Closing Balance Sheet and (C) no equity investments made by any Company or Subsidiary from and including January 1, 1996 through and including the Closing shall be taken into such calculation.

          (b) In the event the Auditors are not in agreement and consequently the Joint Audit Report is not issued, the Auditors shall nonetheless use their best efforts to issue another report (the "Partial Report") within the same period and signed by them, which shall indicate (with figures) the items on which they have (i) agreed, but which agreement is different than the position reflected in the Closing Balance Sheet and (ii) disagreed. All items included within the Partial Report as having been agreed (sub-section (i) above) shall be final and binding on the parties and on the Independent Auditor (as defined in Section 1.3.5) and all items not included within the Partial Report as having as aforesaid been agreed (sub-section (i) above) or disagreed (sub-section (ii) above) shall be deemed to have been agreed in the manner and amounts reflected in the Closing Balance

Sheet (such latter items being called herein the "Implied Agreements"), such Implied Agreements being also final and binding on the Parties and the Independent Auditor.

          (c) In the event that the determination by each of the Auditors of the Audited Net Worth is different but within FIVE MILLION French francs (FF 5,000,000) of each other, then the Auditors shall each issue a signed statement so indicating and, provided that such signed statements (the "Signed Statements") are issued by both Auditors within the aforesaid sixty (60) day period, for all purposes hereunder, the Audited Net Worth shall be the average of the Net Worth determinations by each such Auditor. In such case the Independent Auditor shall not pursue its mission.

          (d) Each party shall pay the fees of the Auditor designated by it. In the event of the intervention of the Independent Auditor, its fees shall be borne in equal parts by Buyer and Seller.

          1.3.5  Failure to establish the Joint Audit Report.

          (a) In the event the Auditors do not submit to the parties the Joint Audit Report signed by both Auditors or the Signed Statements signed by each Auditor within sixty (60) days after the delivery by Buyer to Seller of the Closing Balance Sheet, the Paris office of Ernst & Young shall be appointed as independent auditor (the "Independent Auditor").

          If Ernst & Young does not accept its appointment or is in the impossibility of carrying out its mission in accordance with the terms of this
Section 1.3.5, each party may via a refere proceeding request the President of the Commercial Court of Paris to appoint the Paris office of another internationally recognized accounting firm as Independent Auditor.

          (b) The Independent Auditor appointed pursuant to (a) above shall:

               (i) have as its mission to perform an audit of the Closing Balance Sheet, review and resolve the disagreements between the Auditors and thereby determine the final amount of the aforesaid Audited Net Worth. For the purposes of determining the aforesaid Audited Net Worth, the Independent Auditor shall accept and give effect to the items (and computations) on which the Auditors are in agreement, as noted in the Partial Report if such is issued by the Auditors within the above stated time limit and in such case shall further accept and give effect to the Implied Agreements. In the event the Auditors shall not have submitted a Partial Report within the above time limit, the Independent Auditor shall determine the aforesaid Audited Net Worth without taking into account, as the case may be, any items on which the Auditors may have agreed and no Implied Agreements shall exist.

               (ii) deliver to the parties, within a period of sixty (60) days as of the date of its appointment, a final report which shall indicate its determination of the aforesaid Audited Net Worth (the "Contradictory Report").

               (iii)  act as an expert in accordance with the provisions of
     Article 1592 of the French Civil Code and the Contradictory Report shall be conclusive, final and binding on the parties, which expressly renounce any right to contest the Contradictory Report or any part thereof.

          (c) In the event the Auditors submit to the parties the Joint Audit Report signed by each of them within the period of sixty (60) days specified in
Section 1.3.4, the Audited Net Worth shall be the amount certified by the Auditors in their Joint Audit Report. Such determinations or, in the event that the Partial Report is issued, any agreement therein and/or Implied Agreements stemming therefrom, shall be considered as final and binding on the parties, and the Auditors shall be deemed to have acted in accordance with Article 1592 of the Civil Code. The parties expressly renounce any right to contest the Joint Audit Report, the Partial Report or any part thereof.

          (d) Each party shall ensure that the Auditor designated by it shall fully cooperate with the other Auditor and with the Independent Auditor, including granting access to all working papers and files.

          1.3.6 Principles to be applied by the Auditors and the Independent Auditor. For the purposes of their respective reports, the Auditors and the Independent Auditor shall be bound by and shall apply:

               (i)  the terms and conditions of this Agreement; and

               (ii) the Accounting Principles, and, for areas not covered by the Accounting Principles, generally accepted accounting principles in the jurisdiction of incorporation of each Company or Subsidiary ("GAAP").

          1.3.7  Post-Closing Adjustments.

               (a) Buyer and Seller agree that five (5) days from the Joint Audit Report's or Signed Statements' delivery to Buyer and Seller within the sixty (60) day time period mentioned above, or, if the Joint Audit Report is not or the Signed Statements are not so issued, then five (5) calendar days from the delivery of the Contradictory Report, to the extent that (i) the Audited Net Worth is less than FF 71,258,000 (the "Shortfall"), Seller shall make a payment to Buyer equivalent to (x) the amount of such Shortfall less (y) FIVE MILLION French francs (FF 5,000,000)or (ii) if the Audited Net Worth is greater than FF 71,258,000 (the "Surplus"), Buyer shall make a payment to Seller equivalent to (x) the amount of the Surplus less (y) FIVE MILLION FRENCH FRANCS (FF 5,000,000), provided that in no event shall the amounts calculated pursuant to sub-clauses (i) or (ii) above be less than zero (any such amount calculated pursuant to sub-clauses (i) or (ii) above is hereinafter referred to as the "Post Closing Adjustment").

               Any payments to be made pursuant to sub-clauses (i) or (ii) above shall be made with interest on the amount of such payment at the Interest Rate from and including the Closing Date (as defined in Section 5.1) through and including the date payment is actually made, net of withholding taxes.

               (b) As used in this Agreement "Net Worth" ("situation nette") as of any date shall mean an amount equal to (i) the aggregate book value of the assets of the Fuel Pump Business reflected on a balance sheet prepared as at such date (and in accordance with the Accounting Principles) minus
     (ii) the aggre-
     gate book value of the liabilities of the Fuel Pump Business reflected on a balance sheet prepared at such date (and in accordance with the Accounting Principles).

          1.3.8 Payment of Share Purchase Price; Payment of the Post-Closing Adjustment. The Share Purchase Price shall be paid as follows:

          (a) At the Closing, (i) Buyer shall deliver to Seller an amount equal to the Share Purchase Price minus any Escrow Amount and (ii) the Escrow Agent shall deliver to Seller the Escrow Amount pursuant to the Joint Instructions duly executed by Buyer and Seller.

          (b) The Post Closing Adjustment (a) calculated and payable pursuant to Section 1.3.7, if any, shall be paid by Buyer to Seller or by Seller to Buyer, as the case may be, at the time set forth in Section 1.3.7.


                  ARTICLE II - REPRESENTATIONS AND WARRANTIES

          2.1 Representations and Warranties of Seller. Seller represents and warrants, as of the date of signature of this Agreement, that:

               2.1.1  Corporate Status.

               (a) Seller. Seller is a societe anonyme duly organized and validly existing under the laws of France and has all material requisite corporate power to own its properties and carry on its business as now being conducted.

               (b) The Companies and the Subsidiaries. Each of the companies set forth in Schedule 2.1.1(b) (the "Companies") and the Subsidiaries (as defined in Section 2.1.2(d) is duly organized and validly existing under the laws of its jurisdiction of incorporation and has, and at the Closing will have, the corporate power and authority to own its respective properties and carry on its respective business as currently conducted.

          2.1.2  Share Capital; Subsidiaries.

          (a) The Shares are all the outstanding capital stock and equity interests of the Companies (including Outelec S.A. and Excelsior S.A.) owned by Seller and all of the outstanding shares of capital stock of each Company have been duly authorized and are validly issued, fully paid and non-assessable and, except as set forth in Schedule 2.1.2(a), are owned by the Seller or one of the Companies, free and clear of all Liens.

          (b) Set forth in Schedule 2.1.2(b) is a list and a brief description of all outstanding subscriptions, options, conversion rights, warrants, preemptive rights or other agreements of any kind providing for the purchase, issuance or sale or restriction on transfer of any interests in the capital stock of any of the Companies or the Subsidiaries ("Rights on the Shares").

          (c) Except as set forth in Schedule 2.1.2(c), none of the by-laws of the Companies or the Subsidiaries contain a "clause d'agrement" or other similar restriction or requirement, and all necessary corporate consents with respect to the transactions contemplated in this Agreement will have been, at the Closing Date, duly obtained and will be in full force and effect. No right to receive dividends relating to any Shares has been transferred, assigned or mortgaged in any manner. No Subsidiary which is not 100% owned by a Company, has issued any preference share of whatever nature (e.g., "part de fondateur"), share with double voting rights ("action a droit de vote double"), or any "certificats d'investissement" or other equity interests, and no limitation has been placed on the voting rights of any Shares, in particular pursuant to article 177 of the law of 24 July 1966. No issuance of any of the above type of securities by any such Subsidiary, nor any limitation on voting rights, is in process.

          (d) Schedule 2.1.2(d) sets forth an accurate and complete list of each entity (including, but not limited to, any company, partnership, joint venture or groupe d'interet economique) of which outstanding share capital or other equity interest a majority of the voting rights is owned, directly or indirectly, by any Company, indicating the percentage of share capital or other equity interest or voting rights, directly or indirectly, by the relevant Compa-ny (and identifying the Company). Schedule 2.1.2(d) also sets forth with respect to each entity (including, but not limited to, any company, partnership, joint venture or groupe d'interet economique) of which any Company owns a minority of the outstanding share capital or other equity interest or voting right (other than shares of entities held by a Company as part of a liquid investment portfolio), the number and percentage of shares or other equity interests and voting rights owned or controlled by any other Person and the identity of such Person. The term "Subsidiary" shall include only those companies or other entities set forth in Schedule 2.1.2(d) under the heading "Subsidiary".

          (e) Except as set forth on Schedule 2.1.2(e), all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable and are owned by those Affiliates of Seller, and to the best knowledge of Seller, those other Persons set forth in Schedule 2.1.2(e), free and clear of all Liens. No right to receive dividends relating to any share or share of a Subsidiary has been transferred, assigned or mortgaged in any manner.

          2.1.3 Title to Shares. Seller has, or immediately prior to the Closing will have, good and marketable title to the Shares and to all of the rights afforded thereby, free and clear of all Liens, other than those Liens disclosed in Schedules 2.1.2(a) and (b).

          2.1.4 Authority. The Seller has the full corporate power and authority to enter into this Agreement and the other documents contemplated hereby, and to transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to the Shares and to all of the rights afforded thereby, free and clear of all Liens. This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. The execution and delivery of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby have been, or at the Closing Date will be, duly authorized by all necessary corporate actions of Seller.

          2.1.5  Financial Statements; Undisclosed Liabilities.

          (a) Attached as Schedule 2.1.5(a) hereto are true and complete copies of the individual (comptes sociaux) balance sheets as at December 31, 1995 (or at the most recently ended fiscal year), and individual statements of income of each Company and each of its Subsidiaries for the twelve (12) month period then ended (the "1995 Financial Statements") each, together with all notes and annexes thereto, if any, and, in the case of (i) Bennett & Sauser AG, with an unqualified opinion, certified by its commissaires aux comptes (or foreign equivalent) and (ii) Sofitam Iberica, Socatam S.A., Cosetam S.A. and Cocitam S.A., the 1995 Financial Statements have been reviewed by an independent outside accountant. Unqualified opinions, certified by the respective commissaires aux comptes (or foreign equivalent) relating to the financial statements of Sofitam Equipement S.A., Sogen S.A., Sofitam N.V., Sofitam International S.A. and Sofitam Pump Services Limited shall be delivered by Seller to Buyer within ten
(10) calendar days of the date of this Agreement. Included on the Base Balance Sheet is also a list of all combining adjustments to the 1995 Financial Statements of the Companies and the Subsidiaries. Notwithstanding the foregoing, none of the representations and warranties with respect to the 1995 Financial Statements shall be deemed to have been breached if the specific item in question is covered by the combining adjustments attached to the Base Balance Sheet.

          The 1995 Financial Statements have been prepared on a basis consistent with past practice using the specific principles, methods and procedures and rules set forth in Schedule 2.1.5(a) ("Accounting Principles") and, for areas not covered by the Accounting Principles, then in accordance with GAAP and present fairly (d'une maniere sincere) the financial condition of the Companies and Subsidiaries at the date thereof and the results of their operations and changes in financial condition for the period then ended.

          (b) The Companies and the Subsidiaries have no liabilities (including, but not limited to, absolute, accrued, fixed, unliquidated, contingent) which, pursuant to the Accounting Principles, and for areas not covered by the Accounting Principles, GAAP, should have been but were not reflected in the 1995

Financial Statements except (i) as set forth in Schedule 2.1.5(b) or (ii) incurred in the ordinary course of business since December 31, 1995.

          2.1.6 Accounts Receivable. The accounts receivable shown on the 1995 Financial Statements (subject to reserves for non-collectability as shown therein), and all accounts receivable acquired or generated by each Company and each Subsidiary since December 31, 1995 (the "Receivables"), are bona fide receivables and represent amounts due with respect to actual, arm's length transactions entered into in the ordinary course of business and are collectible at their recorded amounts within 360 days from the date of the Closing and are legal, valid and binding obligations of their account obligors; provided, however, that Seller makes no representation as to the collectability of any Receivable should the account obligor be declared, voluntarily or involuntarily, bankrupt or be involved in a bankruptcy or similar type proceeding or be subject to any judicially imposed stay of payments after the Closing. Those Receivables reflected on the 1995 Financial Statements have been so reflected in accordance with the Accounting Principles and, secondarily, as aforesaid, GAAP. Except pursuant to the agreements or arrangements set forth in Schedule 2.1.6, no account has been assigned or pledged to any other Person and except as set forth in Schedule 2.1.6 no defense or setoff to any such account has been asserted in writing by an account obligor.

          2.1.7 Inventory. The inventories reflected on the 1995 Financial Statements are stated in accordance with the Accounting Principles and, secondarily, as aforesaid, GAAP. All inventories used in or relating to the conduct of the Fuel Pump Business are usable or able to be sold (but with no guarantee of such sale) in the ordinary course of business consistent with past practice (subject to reserves for obsolescence as reflected in the 1995 Financial Statements) and are owned by the Companies and the Subsidiaries, free and clear of all Liens. Such reserves have been reflected on the 1995 Financial Statements in accordance with the Accounting Principles and, secondarily, as aforesaid, French GAAP.

          2.1.8 Transactions with Affiliates. Except as reflected on the Financial Statements, none of the Companies or the Subsidiaries have any outstanding liabilities or obligations for amounts owing to or from, or leases, contracts or other commitments or arrangements or understandings of a legally binding nature of any kind with Seller or any Affiliate thereof (excluding from Affiliates, the Companies and the Subsidiaries).

          2.1.9 Transactions with Directors and Officers. Except as set forth on Schedule 2.1.9, none of the directors or officers of any of the Companies or Subsidiaries has any contracts or other commitments, arrangements or understandings of any kind with the Seller or any of its Affiliates (excluding from Affiliates, the Companies and the Subsidiaries, and excluding any contracts or other commitments, arrangements or understandings relating to any such director's employment with the Seller or any Affiliate thereof).

          2.1.10  Product Liability.  Except as set forth in Schedule 2.1.10:

          (a) since January 1, 1994, (i) there have been no civil, criminal or administrative actions, suits, notices of violation, notices of investigation or notices of proceedings which were or are pending or, to Seller's knowledge threatened, and (ii) there have not been any written demands or claims (and since January 1, 1994, to the best knowledge of Seller, there have been no oral demands or claims), against Seller, any Company or Subsidiary with respect to the Fuel Pump Business or relating to any Product, and, to the best knowledge of Seller, since January 1, 1994, there have been no oral demands or claims made to agents acting on behalf of Seller or any Company or Subsidiary with respect to the Fuel Pump Business or any Product, relating (as to both Subsection 2.1.10(a)(i) and (ii)) to any alleged material hazard or alleged material defect in design, manufacture, materials or workmanship, including, without limitation, any alleged material failure to warn or alleged breach of express or implied warranties or representations, relating to any product manufactured, distributed, or sold by Seller with respect to the Fuel Pump Business or the Products; provided, however, that the foregoing shall not include written or oral demands or claims for repairs or written or oral demands or claims pursuant to any such warranties or representations of the type made in the ordinary course of business; and

          (b) since January 1, 1994, there have not been any product recalls, reworks, or post-sale warnings ("Recalls") issued by Seller or any Company or Subsidiary and to the best knowledge of Seller, since January 1, 1994, there have been no oral Recalls issued by agents acting on behalf of Seller, any Company or Subsidiary with respect to the Fuel Pump Business, relating to any Product, or to the best knowledge of Seller, any investigation or consideration of or decision concerning whether or not to undertake any Recall.

          2.1.11 Existing Indebtedness. Set forth on Schedule 2.1.11 is a list of (i) all agreements including, but not limited to, any mortgage, indenture, debenture, bond, note, installment obligation, accounts receivable based financing or factoring arrangement or other instrument of any kind constituting financial indebtedness of any of the Companies and/or Subsidiaries ("Existing Indebtedness") as of December 31, 1995, including the amount of principal and, if applicable, interest accrued and payable, outstanding as of December 31, 1995 with respect to each item of Existing Indebtedness and (ii) all intercompany debt, with amounts as of December 31, 1995 (which, for the avoidance of doubt, includes all amounts due and payable (including interest accrued and payable) by the Companies and the Subsidiaries to the Seller and its Affiliates (excluding the Companies and the Subsidiaries) except for those amounts so due and payable by the Companies and their Subsidiaries for goods sold and services rendered in the ordinary course of business) ("Intercompany Debt"), (iii) all outstanding letters of credit ("Letters of Credit") issued on behalf of any of the Companies and/or Subsidiaries and (iv) guarantees, cautions, comfort letters and similar instruments ("Guarantees") issued by Seller or its Affiliates on behalf of any of the Companies or the Subsidiaries. Except as set forth in Schedule 2.1.11, all of the Existing Indebtedness, pursuant to its terms, can be prepaid without penalty of any kind and all Letters of Credit and Guarantees can be replaced or assumed, as applicable, without penalty of any kind pursuant to their respective terms.

          2.1.12  Pending Acquisitions/Dispositions. Except as set forth in
Schedule 2.1.12, neither any of the Companies nor any of the Subsidiaries has
(A) pending, or is currently negotiating towards, any acquisitions or dispositions (other than the transactions contemplated by this Agreement) with respect to any business, material assets, company or other form of entity or any form of equity or equity-related interest in any company or other form of entity or (B) any obligation to negotiate for the purchase or disposition of, or create, any business, assets, company or other form of entity or any form of equity or equity-related interest in any company or other form of entity.

          2.1.13 Absence of Certain Events. Since December 31, 1995 and through the Option Exercise Date neither any Company nor any Subsidiary has, nor will have:

          (a) Incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business on an arm's length basis and consistent with past practices;

          (b) Mortgaged, pledged or subjected to any Lien or any other encumbrance, any of its assets, tangible or intangible;

          (c) Sold, transferred, alienated or suffered any damage, destruction or loss (whether or not covered by insurance) affecting any of its tangible or intangible assets or property, in the aggregate, in excess of Two Million Five Hundred Thousand French francs (FF 2,500,000) (or the local currency equivalent thereof) other than the sale of inventory in the ordinary course of business on an arm's length basis;

          (d) Made changes in the accounting methods or practices followed by it or with respect to its business, or any changes in depreciation or amortization policies or rates therefor adopted;

          (e) Entered into any purchase commitments in excess of normal operating inventories or at prices higher than current market prices;

          (f) Entered into any sales commitments in excess of its ability to fulfill the same at a normal profit as anticipated when such commitment was made;

          (g) With respect to the Companies and the Subsidiaries in the aggregate, made, committed or paid for any capital expenditures other than (A) payment for any capital expenditures subject to binding contracts made prior to the date hereof (all of which are listed in Schedule 2.1.13(g)), and (B) capital expenditures, in the aggregate, less than Ten Million French francs (FF 10,000,000), and individually, less than One Hundred Thousand French francs (FF 100,000) (or the local currency equivalent thereof);

          (h) Made or suffered any termination of employment of any of the key employees, or received notice of any expression of intention by any of the key employees to terminate his or her employment;

          (i) Amended its articles of incorporation or by-laws, entered into any agreement of merger, consolidation or reorganization, dissolved or entered into any plan of liquidation or dissolution, purchased or issued any shares or other securities, or entered into any commitments or arrangements for the voting, purchase, redemption or issuance of shares of capital stock or other securities, made any change in the number of issued shares of its capital stock, granted any right or option or made any commitment or agreement relating to its capital stock, or acquired or created any subsidiary;

          (j) Made or suffered any cancellation or termination of any insurance policy;

          (k) Materially increased its debt or entered into any arrangement changing the material terms of such debt;

          (l) Taken any action not in the ordinary course of business consistent with past practices;

          (m) Purchased, redeemed or made any dividend or other distributions with respect to any Shares, as the case may be;

          (n) Lent any amounts or waived or cancelled any receivables or debts owed to it other than in the ordinary course of business consistent with past practice;

          (o) Entered into or amended any contract material to the business of the Companies or the Subsidiaries, other than in the ordinary course of business consistent with past practice and not in violation of any of the representations and warranties herein;

          (p) Entered into or amended arrangements for any compensation benefits provided to its officers, directors or employees;

          (q) Granted any increase in compensation or benefits except to the extent required by collective labor negotiations in the ordinary course of business or as required by law other than in the ordinary course of business consistent with past practices; or

          (r) Authorized or agreed or otherwise become committed to do any of the foregoing.

               2.1.14  Intellectual Property.
                       ---------------------

          (a) The Companies and the Subsidiaries are the sole and exclusive owners of record of all Intellectual Property, except as set forth in Schedule 2.1.14(b), currently used in the Fuel Pump Business or necessary to the Fuel Pump Business as currently conducted, free and clear of any Liens. All such Intellectual Property is valid and enforceable. None of such Intellectual Property is infringing or violating any third party rights except for infringements or violations which do not have, and are not reasonably likely to have, a Material Adverse Effect.

          (b) The Companies and the Subsidiaries are entitled to use, pursuant to valid license agreements or other contracts, the Intellectual Property listed on Schedule 2.1.14(b). All such license agreements or other contracts relating to Intellectual Property are valid and enforceable and none of them are infringing or violating any third party rights except for infringements or violations which do not have, and are not reasonably likely to have, a Material Adverse Effect.

               2.1.15  Assets Necessary for Business; Insurance.
                       ----------------------------------------

          (a) All assets of any kind and nature (tangible or intangible, but excluding the names, brand names or trademarks relating to "Sofitam", "Bennett", "Satam" and "Ein" and any assets of Bennett) (each, a "Fuel Pump Business Asset," and collectively, the "Fuel Pump Business Assets") which are part of the Fuel Pump Business or necessary for the conduct of the Fuel Pump Business as currently conducted or used in or necessary for the production and/or sale of the Satam Products, the Ein Products, including those Fuel Pump Business Assets that may be currently owned by Seller and its Affiliates will be at Closing either (i) owned by the Companies or the Subsidiaries, who will have good and marketable title to such owned Fuel Pump Business Assets free and clear of all Liens (except any Liens which do not have and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect) or (ii) leased by the Companies or the Subsidiaries pursuant to valid and enforceable leases. Immediately after the Closing, none of the Seller or its Affiliates will own or lease any Fuel Pump Business Assets (or if such were the case, Seller will use its best efforts to promptly transfer such Fuel Pump Business Assets to Buyer or its designee without cost). Without limiting the generality of the foregoing, Fuel Pump Business Assets includes all applicable weight and control certificates currently required by any country in which the Companies or the Subsidiaries does business or required with respect to the sale of any Product, and all other permits of any kind currently required for the operation of the Fuel Pump Business as currently conducted. All tangible Fuel Pump Business Assets owned by the Companies and Subsidiaries are structurally sound with no material defects and (subject to the items below) are in good operating condition and repair so as to permit in all material respects the operation of the Fuel Pump Business as currently conducted and no such asset is in need of maintenance or repair except for ordinary wear and tear, routine maintenance or repairs which, given the type of asset in question, are not material in nature or cost.

          (b) Except as disclosed in Schedule 2.1.15(b), the Companies and the Subsidiaries maintain insurance insuring all property and assets owned by them of an insurable nature, such insurance being in at least such amounts and covering loss or damage from such risks and hazards on all property and assets as would be customarily maintained by other similar businesses. Except as disclosed in Schedule 2.1.15(b), neither Seller nor its Affiliates (excluding the Companies and the Subsidiaries) maintains any insurance policies covering the Companies or the Subsidiaries or any of their respective assets. All current premiums have been paid and the Companies and the Subsidiaries are not in breach in any material respect under any of the terms of any insurance policies. The insurance policies currently maintained by each Company and each Subsidiary are valid and in full force as of the date hereof, shall remain in effect after the Closing and until their expiration dates, and shall not be affected by this Agreement or the consummation of the transactions contemplated herein (except those insurance policies set forth in Schedule 2.1.15(b) as having been subscribed by Seller or its Affiliates (other than the Companies and the Subsidiaries).

          2.1.16 Material Contracts. Except as set forth on Schedule 2.1.16, all contracts entered into by any of the Seller, the Companies or any of the Subsidiaries which are material to the operation of the Fuel Pump Business ("Material Contracts") are in full force and effect. Except as set forth in
Schedule 2.1.16, none of the customer contracts between Sogen or Sofitam Equipment S.A. (the successor company to Ein S.A. and Satam S.A.) with Mobil, Total, Shell, Fina, Elf and Esso have a term which expires within twelve (12) months from the date of this Agreement. No party to any of the Material Contracts is in default thereunder in any material manner.

               2.1.17  Suppliers and Customers.
                       -----------------------

          (a) None of Seller, the Companies or the Subsidiaries has received any written notice or has any knowledge or reason to believe that any current material supplier to any Company or Subsidiary will not continue to supply any Company or Subsidiary on substantially the same basis as it currently supplies any such Company or Subsidiary except for price increases in accordance with any such supplier's ordinary course of business, except for the Supply Agreement to be entered into pursuant to Section 3.3.4(a).

          (b) None of Seller, the Companies or the Subsidiaries has received any notice or has any knowledge that any current customer of any Company or Subsidiary (i) will cease, to purchase the products, goods or services of such Company or Subsidiary except to the extent not materially adverse to such Company or Subsidiary (considered individually and not collectively), (ii) will materially reduce, the purchase of such products, goods or services, or (iii) is seeking, to materially reduce the price it will pay for such products, goods or services other than in the ordinary course of business. No customer of any Company or any Subsidiary has, to the knowledge of Seller, threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. There are no contracts with customers which call for systematic reductions in the price of goods or services or which require improvements in productivity.

          2.1.18 Litigation. Except as set forth on Schedule 2.1.18, there is no lawsuit, arbitration or governmental or regulatory proceeding pending or, to the knowledge of Seller, threatened, against any Company or Subsidiary which would, if adversely determined, have or be reasonably likely to have a Material Adverse Effect.

          2.1.19 No Broker. Except for M.M Lazard Freres & Cie, the fees and expenses of which will be paid by Seller or by any of its Affiliates, there is no broker, finder or financial advisor who is acting or has acted on its or any of the Companies' or Subsidiaries' behalf in connection with the transactions contemplated herein, or of any Person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee as a result of actions taken by or on behalf of Seller or any of the Companies in connection with the transactions contemplated by this Agreement.

          2.1.20 Governmental Permits; Compliance with Laws. Except for Environmental Permits and other environmental matters, each of the material permits and authorizations necessary to the conduct of the Fuel Pump Business is in full force and effect; at the Closing, each Company and Subsidiary will hold all material governmental or regulatory permits and authorizations which are required for the conduct of the Fuel Pump Business as currently being conducted. Except for Environmental Permits and other environmental matters, no notices have been received by Seller or any Company or Subsidiary relating to termination or cancellation of, and neither the Seller nor any Company or Subsidiary is in violation of the material terms and conditions of, any such permits or authorizations. Except for Environmental Permits and other environmental matters, since January 1, 1994, none of Seller, the Companies or Subsidiaries has received any complaint, citation or notice of violation from any Governmental Entity and, to the knowledge of Seller, none is threatened, alleging that Seller or any Company or Subsidiary has violated any laws or regulations of Governmental Entities, except for any such com-plaints, notices or violations which would not have or be reasonably likely to have a Material Adverse Effect.

               2.1.21  Environmental Matters.
                       ---------------------

          (a) Except as set forth in Schedule 2.1.21(a)(i), the Companies and the Subsidiaries are in material compliance with all applicable Environmental Laws and Environmental Permits. The Companies and the Subsidiaries have all permits required to conduct their respective business and operations (as currently conducted) under applicable Environmental Laws ("Environmental Permits"). There is no claim, notice or proceeding pending to terminate any Environmental Permit nor will the transactions contemplated by this Agreement cause such termination. The Companies and the Subsidiaries have received no communication that alleges that any Company or Subsidiary is not in such compliance. All Environmental Permits currently held by the Companies and the Subsidiaries are identified in Schedule 2.1.21(a)(ii).

          (b) There is no claim of a violation of, or liability (including for the avoidance of doubt, any penalties or fines) under, any Environmental Laws ("Environmental Claim") pending or, to the knowledge of Seller, threatened for which any Company or Subsidiary may be liable which would have a Material Adverse Effect. Neither any Company nor any Subsidiary has received since January 1, 1994 a written notice of, or inquiry with respect to, any Environmental Claim against any Company or Subsidiary.

          (c) Without in any way limiting the generality of the foregoing and except as disclosed in Schedule 2.1.21(c), there are no past or present actions, conditions or occurrences, including without limitation, the Release of any Hazardous Substances into the environment or work place, that will give rise to a violation under Environmental Laws by any Company or Subsidiary or would make it necessary to investigate, prevent or abate a significant risk to human health.

          (d) No Company or Subsidiary has transported (directly or on their behalf) Hazardous Substances for treatment, storage or disposal to any off-site location.

          (e) Except as set forth in Schedule 2.1.21(e), to the knowledge of Seller, no Company or Subsidiary has any liability under any Environmental Laws with respect to any real property relating to any company or other entity formerly owned, leased or operated by any Company or any Subsidiary.

               2.1.22  Employees; Employee Benefits; Health and Safety.
                       -----------------------------------------------

          Schedule 2.1.22(i) hereto contains (i) a list identifying by classification and remuneration, each Company's and Subsidiary's employees, and
(ii) a summary of all important modifications since December 31, 1994, in the general level of compensation paid to such employees. Except as set forth in
Schedule 2.1.22 (ii), there are no pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, company savings plans or employee funds of the Fuel Pump Business or any Company or Subsidiary beyond mandatory French and foreign statutory or regulatory obligations (including conventions collectives) (collectively, "Benefit Plans"). Except as set forth on Schedule 2.1.22(ii), all such Benefits Plans are fully funded, insured for or reflected in the Financial Statements. There are no benefits to employees, officers or directors that shall become due on account of the change in control in the capital of any Company or Subsidiary contemplated by this Agreement. Seller and each Company and Subsidiary are, and, as of the Closing, will be, in compliance in all material respects with all statutory or regulatory requirements with respect to its employees, and each Company and Subsidiary is in substantial compliance with all material health and safety laws and regulations issued by any and all Governmental Entities.

               2.1.23  Taxes.
                       -----

          (a) The Companies and the Subsidiaries have filed on a timely basis all required Tax Returns and all information provided in such Tax Returns was, when filed or amended, complete and accurate in all material respects.

          (b) All the Taxes required to be paid by the Companies and the Subsidiaries and due and payable prior to the date hereof have been paid.

          (c) There are no contingent tax liabilities not reflected on the 1995 Financial State-ments, except those which may have arisen since the date of such Financial Statements in the ordinary course of business.

          (d) Except as set forth in Schedule 2.1.23(d), there are no pending investigations or notices of assessment or deficiency relating to Taxes for which the Companies and Subsidiaries are or may become liable.

          (e) The Companies and the Subsidiaries have withheld from their employees and paid in due time to the appropriate authority proper and accurate amounts for all the periods through the date hereof in compliance with all the Tax withholding provisions of all applicable Laws.

          (f) Except as set forth in Schedule 2.1.23(f), the Companies and the Subsidiaries are not party to any written agreement providing for the allocation or sharing of Taxes, and the Companies and the Subsidiaries shall not have any continuing obligations or liabilities under any such agreement after the Closing Date.

          (g) Except as set forth in Schedule 2.1.23(g), no payments pursuant to the tax sharing agreement between Seller and the Companies (and Subsidiaries) have been made by the Companies or Subsidiaries on account of those Taxes covered by such tax sharing agreement and which relate to 1996.

          2.1.24 Restrictions and Authorizations. Except for such breaches and terminations which would not have, and such permits and authorizations the absence of which would not have a Material Adverse Effect, and, except as set forth in Schedule 2.1.24, the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby will not result in a breach, or give rise to a right of termination, of any Material Contract, license, lease, material permit or authorization to which Seller, any Company or Subsidiary is subject or a party, or violate any of the provisions of the statuts or other governing documents of Seller, any Company or Subsidiary. Except as set forth in Schedule 2.1.24, and except for any of same which may be required due solely to the identity or nature of Buyer (including its own market share in any territory), no approval or authorization of or notice or filing with any Governmental Entity, or of any third party, is required on the date of this Agreement or will be required on the Closing Date, on the part of Seller or any Company or Subsidiary in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby.

          2.1.25 Services provided by Seller and its Affiliates. Except as listed in Schedule 2.1.25, neither Seller nor its Affiliates (excluding the Companies and the Subsidiaries) provide to, or receive from, any Company or Subsidiary any services in connection with the operation by the Companies and the Subsidiaries of the Fuel Pump Business.

          2.1.26 No Other Representations and Warranties. Except as expressly set forth in this Article II, Seller makes no representation or warranty, express or implied, at law or otherwise, and any such other representations and warranties are hereby expressly disclaimed.

          2.1.27 Funding Obligations. None of Seller, the Companies (excluding Bennett & Sauser) or the Subsidiaries has any current or future obligation, to provide funds, guarantees, letters of comfort or any type of financial consideration to Bennett & Sauser AG in connection with any current plans of Bennett & Sauser AG to establish any subsidiaries, partnerships or joint ventures.


          2.2 Representations and Warranties of the Seller as of the Option Exercise Date; Buyer's Consent. Provided that Buyer delivers to Seller written notice of the date of its exercise of the Option at least seven (7) business days prior to the Option Exercise Date, Seller represents that the representations and warranties made in Section 2.1 will be true and correct in all material respects on the Option Exercise Date, except as to any matters to be disclosed on a schedule (the "Update Schedule") to be provided to Buyer on the business day preceding the Option Exercise Date. The Update Schedule shall disclose only those matters occurring between the date of this Agreement and the Option Exercise Date which are required to be disclosed pursuant to the Schedules described in Section 2.1 and such disclosed matters shall be deemed to qualify, supplement and amend Seller's representations and warranties contained in Section 2.1. Seller shall not be deemed to be in breach of any representations and warranties with respect to any matters so disclosed in the Update Schedule and shall have no indemnification liability with respect thereto.

          2.3  Representations and Warranties of Buyer.
               ---------------------------------------

          2.3.1 Corporate Status. Buyer is a corporation duly organized and validly existing under the laws of the state of Indiana, and has all requisite corporate power to own its properties and carry on its business as now being conducted.

          2.3.2 No Broker. Except for the fees of Paine Webber Incorporated and Banque Arjil & Cie which will be paid by Buyer, there is no broker, finder or financial advisor acting or who has acted on its behalf, or of any Person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee from any party other than Buyer in connection with the transactions contemplated by this Agreement.

          2.3.3 Restrictions. The consummation of the transactions contemplated hereby will not result in a breach of, or give rise to a right of termination of, any agreement, permit or authorization to which Buyer is subject or a party, or violate any of the provisions of the charter documents of Buyer, except for any such breaches or rights of termination which will not prohibit or restrain Buyer from consummating the transactions contemplated by this Agreement.

          2.3.4 No Lawsuits; Consents. There is no lawsuit, arbitration or governmental or regulatory proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might prevent the consummation of any of the transactions contemplated by this Agreement, and except as set forth in a Schedule to be delivered to Seller within two days of Seller providing all information requested by Buyer, no approval or authorization of any Governmental Entity or of any third party is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby (any approvals or authorizations disclosed on such Schedule shall be hereinafter referred to as "Governmental Consents").

          2.3.5 Execution and Effect of Agreement. Buyer has the full corporate power and authority to enter into this Agreement and the other documents contemplated hereby. The execution and delivery of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby (in the event of exercise by Buyer of the Option) have been duly authorized by the necessary corporate action of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The Board of Directors of Buyer approved the transactions contemplated herein on April 29, 1996.


                            ARTICLE III - COVENANTS

          3.1  Covenants of Seller.  Seller hereby covenants and agrees that:

               3.1.1  Business in Ordinary Course.

               (a) From the Option Exercise Date through and including the Closing Date, Seller will not take, nor will Seller permit any Company or any Subsidiary to take, any action which shall cause Seller to be in breach of any representation, warranty, covenant or agreement contained in this Agreement, and each shall use its best efforts to perform and satisfy and to cause any Company and any Subsidiary to perform and satisfy all conditions to Closing to be performed or satisfied by Seller, any Company or any Subsidiary under this Agreement as soon as reasonably possible, but in no event later than the Closing Date except for those covenants which, by their terms, are intended to be performed, in whole or in part, after the Closing Date.

               (b) From the Option Exercise Date through and including the Closing Date, unless otherwise agreed in writing by Buyer or as required or expressly permitted by this Agreement, Seller shall cause the Companies and the Subsidiaries to (i) continue to maintain its books, accounts and records in accordance with French legal requirements; (ii) continue to conduct the Fuel Pump Business including, without limitation, the operation, maintenance, purchase and sale of assets and the incurring of liabilities, in the ordinary course of business consistent with past practice, but subject to the specific restrictions in Section 3.1.1(c);
     (iii) confer with

     Buyer on a regular basis as to significant operational matters and material decisions affecting the Fuel Pump Business; and (iv) report to Buyer any occurrence or event which had or is expected to have a material effect on the financial condition of the Companies or the Subsidiaries or which constitutes a breach of any representation, warranty or covenant contained in this Agreement.

          (c) Without limiting the generality of the foregoing, from the Option Exercise Date through and including the Closing Date, unless otherwise agreed in writing by Buyer, the Company and the Subsidiaries, shall not, and Seller shall not cause or permit the Companies or the Subsidiaries to
     (i) take any action not in the ordinary course of business consistent with past practices; (ii) make changes in the accounting methods or practices followed by it or relating to its business, or make any changes in depreciation or amortization policies or rates; (iii) with respect to the Companies and the Subsidiaries in the aggregate, make, commit or pay for any individual capital expenditure in excess of One Hundred Thousand French francs (FF 100,000); (iv) terminate any employment of or increase out of the ordinary course of business the compensation of any key employee; (v) purchase, redeem or make any dividend or other distributions with respect to any Shares, as the case may be; (vi) amend its articles of incorporation, by-laws or similar constitutive document, enter into any agreement of merger, consolidation, or (except for Haar Menstenik and Parke Penrhyn) reorganization, dissolve or enter into any plan or liquidation or dissolution, purchase or issue any shares or other securities, or enter into any commitments or arrangement for the voting, purchase, redemption or issuance of shares of capital stock or other securities, make any change in the number of issued shares of its capital stock, grant any right or option or make any commitment or agreement relating to its capital stock, or acquire or create any subsidiary (except for those transactions set forth on Schedule 2.1.12); (vii) sell, transfer, lease or pledge any assets, tangible or intangible (other than inventory in the ordinary course of business consistent with past practices) and except for any assets which prior to the date hereof are subject to an agreement to be sold and disclosed on Schedule 2.1.12 or are of an individual value of equal to or less than Fifty Thousand French francs (FF 50,000); (viii) cancel or terminate any insurance policy, except if replaced by an new insurance policy providing for at least the same coverage at premiums not materially higher (given the new coverage) than the insurance policy being replaced; (ix) lend any amounts or waive or cancel any receivables or debts owed to it other than in the ordinary course of business consistent with past practice; (x) except if otherwise authorized herein, enter into or amend any Material Contract, other than in the ordinary course of business consistent with past practice and not in violation of any of the representations and warranties herein; (xi) enter into any contracts not in the ordinary course of business or consistent with past practice involving obligations of more than One Hundred Thousand French francs (FF 100,000) or having a duration or termination provision of longer than one year; or (xiii) authorize or agree or otherwise become committed to do any of the foregoing.

          (d) Seller agrees and covenants that should the transactions contemplated by this Agreement not be consummated, for any reason, Buyer shall have no liability whatsoever to Seller, the Companies or the Subsidiaries, or any of their Affiliates as a result of the existence or exercise of Buyer's rights or Seller's compliance with their respective obligations, under this Section 3.1.1., subject to Buyer respecting its confidentiality obligation.

          3.1.2 Perform Contracts. Between the date hereof and the Closing Date, except to the extent performance would prove commercially unreasonable or in the event of force majeure, and in such event after prior consultation with Buyer, Seller shall, and shall cause each Company and each Subsidiary to, perform in all material respects all obligations to be performed under all their respective agreements.

          3.1.3 Non-Competition. For a period of three (3) years from the Closing Date, Seller shall not, and shall cause its Affiliates (excluding Bennett Pump & Company) not to, directly or indirectly, engage in (i) developing, producing, selling, marketing or distributing Products; (ii) soliciting any senior employee, customer or prospective customer of any of the Companies or the Subsidiaries for the purposes of sale of Products; and
     (iii) assisting any Person in any way to do, or attempt to do, anything prohibited by (i) or (ii) above. Buyer agrees that such restrictions shall not be applicable to the acquisition by Seller or its Affiliates, directly or indirectly, of any equity or ownership interest in any competing enterprise which is part of a group acquired by Seller or its Affiliates when the acquisition of such competing enterprise is incidental to and not the primary purpose of such acquisition; provided that the foregoing restrictions shall not apply to Bennett Pump & Company and its subsidiaries.

          3.1.4  Taxes. With regard to Taxes, Buyer and Seller agree as follows:

          (a) Seller shall prepare and timely file, or cause to be prepared and timely filed, all required Tax Returns of the Companies and the Subsidiaries for any taxable period prior to January 1, 1996.

          (b) Buyer shall promptly notify Seller in writing upon receipt by Buyer, of notice of any pending or threatened audits or assessments of Taxes regarding the Companies or the Subsidiaries for any tax periods preceding January 1, 1996; and Seller shall similarly notify Buyer with respect to tax periods from January 1, 1996. Seller shall have the sole right to represent the taxpayer's interest in any tax audit or administrative or court proceeding (a "Proceeding") insofar as such Proceeding relates solely to taxable periods ending on or before December 31, 1995 and Buyer shall have the sole right to represent such interests in any such Proceeding insofar as it relates solely to taxable periods beginning on or after January 1, 1996. In connection therewith, Buyer and Seller each may employ counsel of their choice at their own expense. In any case in which a Proceeding relates to a taxable period beginning before and ending after January 1, 1996 or involves claims or items which affect periods for which Seller is responsible and periods for which Buyer is responsible, Buyer and Seller agree to cooperate with one another in good faith in jointly representing the taxpayer's interests. If Buyer and Seller cannot agree as to any aspect of such a Proceeding, as to which they shall act jointly, such aspect shall be submitted to an impartial certified public accounting firm of national standing reasonably acceptable to Buyer and Seller.

          (c) With respect to any payments disclosed in Schedule 2.1.23(g), Seller shall (i) on or prior to Closing refund to a Company or a Subsidiary any advance payment made by any such Company or Subsidiary to Seller under any tax sharing agreement and (ii) shall pay Buyer for any amount paid or payable by any Company or any Subsidiary in connection with any tax audit and any amount due in respect thereof prior to Closing.

               3.1.5 Indemnification for Taxes. Seller shall be responsible for, and agrees to indemnify and hold Buyer harmless from and against, all Taxes relating to any tax periods prior to January 1, 1996 and for any Taxes which may be asserted against the Companies and the Subsidiaries relating to any tax periods prior to January 1, 1996, including, but not limited to, any Taxes imposed on any Company or Subsidiary by any tax authority in connection with any intercompany or intergroup transactions or any corporate actions occurring in any tax period prior to January 1, 1996, provided that this indemnity shall not apply to (i) any "precompte" levied as a result of the deconsolidation of Seller's tax consolidated group against a Company or Subsidiary on dividends distributed by such Company or Subsidiary or (ii) the inability of any Company or Subsidiary to set off future profits against any tax loss carry forwards retained by Sofitam S.A. in connection with the deconsolidation of Seller's tax consolidated group.

               3.1.6 Ordinary Shareholders Meeting. Provided that Buyer gives Seller sufficient written notice of the Closing Date to permit such meetings to be duly called (plus a reasonable time to prepare the formalities), Seller shall, where necessary, cause an ordinary meeting of the shareholders of the Companies to be validly called for the Closing Date for the purpose of electing nominees of Buyer as new directors of the Companies to replace those persons Buyer so identifies to Seller in such written notice, provided that Buyer shall have provided on a timely basis to Seller any other information required in such connection to be included in the notices to shareholders.

               3.1.7 Further Assurances. From time to time after the Closing, at the request of Buyer and without further consideration, and at its own expense, Seller and its Affiliates will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request to vest in Buyer good, valid and marketable title to the Shares. In addition, if Buyer or its Affiliates, or Seller or its Affiliates, at any time become aware of the existence of any Fuel Pump Business Asset which has not been indirectly transferred to Buyer in connection with the consummation of the transactions contemplated by this

Agreement, then without further consideration from Buyer, and at Seller's own expense, Seller and Buyer will execute and deliver such other documents, and take such other action, as it may reasonably be requested to transfer good and marketable title to such asset to Buyer, free and clear of all Liens.

               3.1.8 Exclusivity. During the Option Period, Seller will not (i) sell, transfer, pledge or otherwise dispose of, (ii) enter into any contract, option or other arrangement or understanding or (iii) carry on any negotiations with any other party or make any contact with any other person with respect to the sale, transfer, pledge or other disposition of, any Shares.

               3.1.9 Coteba Contract. Seller agrees that for up to ninety (90) days after the Closing, if Buyer so requests, Seller shall use reasonable efforts to introduce Buyer to Coteba, and if Buyer and Coteba so agree, to formalize the current sub-contracting relationship between Sogen and Coteba.

               3.1.10 Existing Indebtedness, etc. Four (4) business days prior to the Closing, Seller shall deliver to Buyer a schedule reflecting changes in
Schedule 2.1.11 with respect to outstanding amounts of Existing Indebtedness as of the last day of the month preceding the month of the Closing and Intercompany Debt, Letters of Credit and Guarantees, each as of the business day of such update.

               3.1.11 Abandons de Creance. No later than ten (10) business days prior to Closing, Seller shall deliver to Buyer a list of all abandons de creance ("Abandons de creance") granted to the Companies and/or the Subsidiaries which include a "retour a meilleure fortune" clause. Seller agrees to irrevocably and unconditionally waive, or cause to be so waived by the beneficiaries thereof all such "retour a meilleure fortune" clause on or prior to the Closing.

               3.1.12 Intellectual Property. On or prior to Closing, Seller shall transfer to Buyer for no additional cost, ownership of the brand names and trademarks, if any, relating to "Satam" and "Ein" and the rights to the "Sofitam" name. For the avoidance of doubt, Seller shall not transfer to Buyer the ownership of the name "Bennett".

               3.1.13 Transfer of Bennett. Prior to the Closing, Seller shall cause Sofitam International S.A. to transfer all of the outstanding capital stock and other equity interests in Bennett owned by it to Seller or its Affiliates (excluding the Companies or the Subsidiaries). In connection with such transfer, Seller shall pay all transfer taxes.

               3.1.14 Financial Statements for fiscal years 1994 and 1993. Within seven (7) business days of signing this agreement, Seller shall deliver to Buyer the individual (comptes sociaux) balance sheets as at December 31, 1994 and December 31, 1993 (or the equivalent fiscal year ending in 1994 or 1993) and individual statements of income for the twelve month period ended December 31, 1994 and December 31, 1993 (or the equivalent fiscal year ending in 1994 or 1993) of each of the Companies and the Subsidiaries, each together with all notes and annexes thereto, if any, and in the case of Sofitam Equipment S.A., Sogen S.A., Sofitam N.V., Sofitam International S.A., Sofitam Pump Services Limited and Bennett & Sauser AG and for any other Company or Subsidiary for which the following clause applies, with an unqualified opinion, certified by the respective commissiares aux comptes (or foreign equivalent).

               3.1.15 Insurance. Seller shall continue until December 31, 1996 at no cost to Buyer the insurance policy set forth in Schedule 2.1.15(b) relating to coverage for "responsibilite civile". Seller shall not be responsible for the continuation from and after the Closing Date of the insurance policy set forth in Schedule 2.1.15(b) carried by Compagnie Generale des Eaux relating to certain environmental matters.

               3.1.16 Funding Obligations. None of Seller, the Companies (excluding Bennett & Sauser AG) or the Subsidiaries will undertake any obligation to provide funds, guarantees, letters of comfort or any type of financial consideration to Bennett & Sauser AG in connection with any current plans of Bennett & Sauser AG to establish any subsidiaries, partnerships or joint ventures.

          3.2  Covenants of Buyer.

               3.2.1 Regulatory Filings. No later than fifteen (15) calendar days from the date of this

Agreement, Buyer shall file with any applicable foreign or domestic antitrust or competition authority or any other Governmental Entity the notification and report form, if any, filings or authorization request required for the transactions contemplated hereby and any supplemental information requested in connection therewith. Any such notification and report form, filings or authorization requests and supplemental information shall be in compliance with the applicable legal requirements. Buyer shall promptly sent to Seller a written confirmation that such notification and report form, filings and authorization requests have been submitted.

               3.2.2 Reimbursement of Intercompany Debt. On the Closing Date, Buyer shall cause the Companies and the Subsidiaries to reimburse to Seller all outstanding amounts, as adjusted up to the Closing Date, due under the Intercompany Debt set forth on Schedule 2.1.11 as updated pursuant to Section 3.1.10, provided, however, that no amount shall be required to be so repaid in respect to any Intercompany Debt which shall have been the object of any Abandon de Creance.

               3.2.3 Guarantees of Seller. At the Closing, Buyer shall use its best efforts (but without being required to make any payments or deposit any money) to cause Seller to be released from any Guarantees, or (if such releases have not been obtained) shall counter-guaranty, indemnify and hold harmless Seller from all Losses (as defined in Section 7.1(a)) arising under those guarantees of Seller set forth on Schedule 2.1.11 as updated pursuant to Section 3.1.10.

               3.2.4 Certain Employee Matters. Buyer will use its reasonable best efforts to enter into reasonably satisfactory employment arrangements with Martine Chaillou, Marc Frustie, Nicole Leroy, Guillaume Reynal and Monique Vendalt if any of such individuals desires to do so.

               3.2.5 Collectability of Receivables. Buyer shall cause the Companies and the Subsidiaries (excluding Outelec S.A., Excelsior S.A. and Serip S.A.) to pursue the collectability of receivables in a manner no less diligent than the current practice of the Companies and the Subsidiaries.

               3.2.6 Further Assurances. From time to time after the Closing, at the request of Seller and without further consideration and at Seller's expense, Buyer and its Affiliates will execute and deliver to Seller such other documents and take such other action, as Seller may reasonably request to vest in Buyer good valid and marketable title to the Shares and for Buyer or its designee to assume all liabilities and obligations of the Fuel Pump Business which was included in the Base Balance Sheet which was not indirectly transferred to Buyer in connection with the consummation of the transactions contemplated by this Agreement.

          3.3 Mutual Covenants. Each of Seller and Buyer covenants and agrees as follows:

               3.3.1 Publicity. Seller and Buyer agree that, from the date hereof through the Option Exercise Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except that Seller and Buyer agree that the press release attached hereto as Exhibit B shall be released by Buyer, and any release of Seller which has received the prior approval of Buyer shall be released by Seller, if such release is required by law or the rules and regulations of any Governmental Entity or stock exchange authority on which the capital stock or other securities of Buyer or Seller are quoted. In connection with any such required released, both parties agree to use their best efforts to delay any such release until the party being required to make such release has contacted the other party to inform it of such release; provided that no party which is required to make such a release shall be required to contact the other party if such a delay would cause the violation of any law or regulation or cause either party to act inconsistent with any demand by or order of any Governmental Entity or stock exchange authority. For purposes of this covenant the contact for Buyer is John A. Negovetich (office: 1.219.470.4677) (home: 1.219.486.4077) and for
Seller is Pierre Trotot (office: 33.1.49.24.32.68) (home: 33.1.39.76.36.86).

               3.3.2 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause each of the conditions to Closing to be fulfilled and the Closing to occur.

               3.3.3  Access; Cooperation.

          (a) Seller shall reasonably cooperate with Buyer's due diligence review of the Companies and the Subsidiaries and Fuel Pump Business and afford Buyer access to all available information and personnel reasonably requested by Buyer including, without limitation, all available financial information required in connection with refinancing the Existing Indebtedness. In addition, Buyer may contact and communicate with certain designated senior employees of the Companies and Subsidiaries to be agreed in good faith prior to the Option Exercise Date by Buyer and Seller and the Companies and Subsidiaries' lending institutions in connection with the transactions contemplated hereunder provided that a representative of the Seller is present during such contact or communication and Seller will use its reasonable efforts to make such person available at such times and dates as Buyer may reasonably request, provided that it is feasible to do so and does not unduly disrupt operations.

          (b) Each of Buyer and Seller shall furnish or cause to be furnished after the Closing, upon reasonable written notice, to the other and its employees, counsel, auditors and representatives access, during normal business hours, such documents, information and assistance relating to the Companies and the Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax or other claim or assessment as well as the preparation of any filing or submission which is necessary under any applicable legislation, rules or regulations.

          (c) Seller and Buyer shall keep each other apprised of the status of any communication with, and any inquiries or requests for additional information from, any foreign or domestic antitrust or competition authority or Governmental Entity, and shall comply promptly with any such inquiries or requests. Buyer shall use its best efforts to obtain any clearance under any applicable legislation, rules or regulations for the purchase and sale of the Shares, and to the extent requested, Seller shall furnish any information requested by or required for any filing by Buyer with or notice by Buyer to any foreign or domestic antitrust or competition authority or Governmental Entity.

               3.3.4 Bennett Agreements. By no later than Closing, Seller shall cause Bennett Pump & Co. and its subsidiaries ("Bennett") to enter into a supply agreement (the "Supply Agreement"), a distribution agreement (the "Distribution Agreement") and an option agreement (the "Option Agreement") with Buyer and/or certain members of Buyer Group, and Buyer shall enter into such Agreements with Bennett, the principal terms of which are outlined below:

               (a) Supply Agreement. The Supply Agreement shall arrange for the supply by Bennett to Buyer or any member of Buyer Group of certain products today manufactured and supplied by Bennett to the Companies or the Subsidiaries, including but not limited to, high speed pumping units, normal speed rotary pumping units, hydraulics, meters, replacement parts and components, electronics, retail pumps and Point of Sale systems ("Bennett Products"). The Supply Agreement shall be non-exclusive and have an original term of five years, with automatic renewal for successive one year periods unless terminated by either party on 180 days written notice. Terms and conditions of purchase of the Bennett Products shall be those terms and conditions in place on December 31, 1995, as since modified in the ordinary course of business for intercompany sales from Bennett to the Companies or the Subsidiaries, as adjusted with respect to price in accordance with average price increases implemented from time to time by Bennett in the ordinary course of Business. Buyer Group shall furnish Bennett every six (6) months Buyer Group's forecast for such Bennett Products for the following twelve (12) month period. In addition, Buyer agrees that the annual minimum quantity of hydraulics and hydraulic components which Buyer shall commit to purchase pursuant to such Supply Agreement for any calendar year will be agreed in the Supply Agreement on the basis of a rolling average of such products sold to the Companies and Subsidiaries or the Buyer Group, as applicable, over the three calendar years preceding such calendar year.

               (b) Distribution Agreement. The Distribution Agreement shall arrange for the exclusive distribution by Buyer or any member of the Buyer Group of Bennett Products in France, Italy and Switzerland. In addition, the Distribution Agreement shall provide for the non-exclusive distribution of Bennett Products outside the United States. All such distribution rights of Buyer shall be subject to the rights of Hockman Lewis existing on the date hereof. In the

Distribution Agreement or pursuant to a separate license, Bennett will grant Buyer and its Affiliates the exclusive use of the "Bennett" name in France, Italy and Switzerland for three years, after which Buyer shall no longer have the right to use the "Bennett" name. The Distribution Agreement shall have an initial term of three years, with automatic renewal for successive one-year periods unless terminated by either party on 180 days written notice

               (c) Option Agreement. In the event that there is a closure of the manufacturing sites or a liquidation or winding up of Bennett, or in the event that there is an unauthorized termination by Bennett of the Supply Agreement for reasons within the control of Bennett (excluding such circumstances as strikes and force majeure) for a period in excess of 180 days, or a termination of the Supply Agreement by Bennett (or any successor company) for a reason other than a material breach by Buyer. Buyer shall have an option to purchase all or certain of the equipment, machinery, tools and Intellectual Property owned by Bennett which is related to the production of the Bennett Products. The purchase price for such equipment, machinery and tools shall be the depreciated net book value at the time of purchase and the purchase price for the Intellectual Property shall be evaluated by an expert jointly designated by Buyer and Bennett or in any other manner jointly agreed to by Buyer and Bennett.

               (d) Buyer agrees that during the term of the Supply Agreement, it shall not disclose to any customers of Bennett identified to Buyer by Bennett or Seller any information relating to Bennett, including any possible future plans for Bennett of which Buyer has become, or shall become aware, as a result of the transactions contemplated by this Agreement.

               3.3.5 Records. After the Closing Date, Seller (for so long as it is controlled by Compagnie Generale des Eaux) and Buyer shall give each other reasonable access to all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records"), if any, reasonably requested by the other party, in the possession of Buyer or Seller, as the case may be, directly relating to the business and operation of the Fuel Pump Business, provided that such Records do not include confidential information pertaining to matters other than the Fuel Pump Business. Buyer and Seller shall be entitled to make copies of such Records, provided that such Records shall in all events be kept confidential.

               3.3.6 Resignation of Auditors. After the Option Exercise Date, Seller shall, if requested by Buyer, cooperate with Buyer to request the resignation of the auditors for each Company and Subsidiary.

               3.3.7  Bennett & Sauser AG.

               (a) In connection with the acquisition of Seller's direct and indirect interest in Bennett & Sauser, Seller agrees to promptly arrange a meeting among Seller, Buyer and the other shareholders of Bennett & Sauser AG in order to discuss future plans of Bennett & Sauser AG, including, but not limited to, the interest of such other shareholders to purchase Seller's direct and indirect interest in Bennett & Sauser AG on or before the Closing.

               (b) Seller agrees that if Seller, Buyer and the other shareholders of Bennett & Sauser AG have failed to agree on a course of action acceptable to Buyer with respect to Bennett & Sauser AG's current plans to establish a joint venture by Closing, Buyer shall have the right to require Seller to purchase any Shares of Bennett Sauser AG owned by Buyer or any Company or Subsidiary pursuant to the transactions contemplated by this Agreement. The Buyer shall exercise such right by notifying the Seller in writing within twenty
(20) days after the Closing, after which period such right shall terminate. Buyer and Seller agree that the purchase price for such Shares of Bennett & Sauser AG shall be equal to Four Hundred Fifty Thousand Swiss francs (SF 450,000).

               3.3.8 Confidentiality. From the date hereof through and including three (3) years from the date of termination of this Agreement, Buyer and Seller and their respective Affiliates shall keep in strict confidence and will not disclose any of the past, current or future matters discussed or information exchanged concerning the transactions contemplated herein except (a) with the prior written consent of the other party, (b) in connection with any arbitration or other Proceeding commenced between the parties and the party so requesting such arbitration shall have requested confidential treatment of any matter or information to be disclosed from the relevant govern-mental, administrative, judicial or other authority or (c) of any party should be required to disclose such matter or information by any Governmental Entity or stock exchange authority. In connection with any disclosure pursuant to sub-clause (c) above, the disclosing party shall immediately give the other party prior written notice thereof and shall also provide the other party with copies or a complete description of the information being sought and a copy of the narrative of the proposed disclosure. For the avoidance of doubt, this Section
3.3.8 shall not apply to the agreement between Buyer and Seller regarding publicity set forth in Section 3.3.1.

               3.3.9 Services provided by Seller and its Affiliates. With respect to the services listed in Schedule 2.1.25, Seller and Buyer agree to discuss, and implement by Closing, if so agreed, the continuation of any such services for a transition period for up to twelve (12) months following Closing on terms similar to those currently in place; provided that, Buyer and Seller agree that no financial, accounting or cash management services will be continued after the Closing and Seller will cause any related agreements with any Company or Subsidiary to be terminated on the Closing without further obligations or liability to either party to such agreements.

               3.3.10 Assumption of Contracts. Seller and Buyer agree that at Closing Sofitam Equipement S.A. shall assume the obligations of Seller relating to promises to purchase the shares of minority shareholders held in Serip S.A. and Excelsior S.A. and that Sofitam International S.A. shall assume the obligations of Seller to purchase the shares of the minority shareholders in Sofitam Pump Services Limited. Buyer and Seller agree that each shall take all reasonable steps to cause such assumptions to occur on Closing.


                            ARTICLE IV - CONDITIONS

          4.1 Conditions to Obligations of Buyer. The obligations of Buyer to complete the purchase of the Shares on the Closing Date are subject to satisfaction (or waiver by Buyer) of the following conditions on or before the Closing Date:

               4.1.1 Representations and Warranties True and Correct. Each of Seller's representations and warranties made in Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 shall be true and correct as of the Closing Date in all material respects.

               4.1.2 No Material Adverse Change. Since December 31, 1995, no change, event, development or combination of developments (herein collectively "Situations") shall have occurred which, individually or in the aggregate (but excluding Situations which result from global macro-economic events or, in connection with any strikes or labor disturbances of employees at the Companies or Subsidiaries, directly caused by the specific identity of the Buyer), has resulted in or results in a material adverse effect on the properties, assets, liabilities, sales or income, of the Fuel Pump Business which would result in liabilities or losses of at least THIRTY FIVE MILLION French francs (FF 35,000,000) ("Material Adverse Change").

               4.1.3 Consents. At the Closing, Buyer shall have received executed counterparts reasonably satisfactory to Buyer of all consents listed in
Schedule 2.1.24.

               4.1.4 Work Councils. Any and all consultation shall have occurred with the relevant work councils applicable to Seller and the Fuel Pump Business.

               4.1.5 Caution Solidaire. At the Closing, Seller shall have delivered to Buyer a caution solidaire of Compagnie Generale des Eaux substantially in the form of the caution solidaire attached hereto as Schedule 4.1.5.

               4.1.6 Existing Indebtedness. Seller shall have delivered to Buyer the schedule of Existing Indebtedness in accordance with Section 3.2.2.

          4.2  Conditions to Obligations of Seller.  The obligations of
Seller to complete the sale of the Shares on the Closing Date are subject to the satisfaction (or waived by Seller) of the following conditions:

               4.2.1 CBV Confirmation. Seller has received written confirmation from the French Conseil des Bourses des Valeurs ("CBV"), in form and substance reasonably acceptable to the applying party, that no "offre publique de retrait" or other offer to shareholders is required to be made by Seller unless and until, after completion of the transactions contemplated herein, Seller also disposes of its refrigeration division.

          4.3  Mutual Conditions.

               4.3.1 Governmental Consents. All Governmental Consents listed on a schedule to be provided pursuant to Section 2.3.4, shall have been obtained, including without limitation, consents and approvals from foreign or domestic antitrust or competition authority in form and substance reasonably satisfactory to Buyer and Seller.


                              ARTICLE V - CLOSING

          5.1 Closing. The Closing hereunder shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 105, rue du Faubourg Saint-Honore, 75008 Paris on the date set forth in Buyer's notice of its exercise of the Option, but no later than twenty (20) days after the Option Exercise Date, provided that if all of the conditions set forth in Article IV hereof shall not have been fulfilled by the end of such twenty day period, at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller (the "Closing Date").

          5.2  Deliveries.  At the Closing:

               5.2.1 Seller's Deliveries. Seller shall deliver, or shall cause to be delivered, to Buyer the following:

               (a) Duly signed and completed stock powers (ordres de mouvement or equivalent) in favor of Buyer or its designee(s) for all of the Shares.

               (b) A letter of resignation (with an irrevocable waiver of all claims as directors against the Companies and the Subsidiaries) signed by each of the directors of the Companies and the Subsidiaries (identified in a list to be provided by Buyer to Seller pursuant to Section 3.1.6) effective upon the appointment of the new board of directors.

               (c) The stock transfer register (registre des mouvements de titres or equivalent) and the stockholder register (registre des comptes d'actionnaires or equivalent) of each of the Companies and Subsidiaries.

               (d) Evidence, in form and substance reasonably satisfactory to Buyer, that the tax sharing payments, if any, made by any Company or Subsidiary in 1996 have been returned thereto by Sofitam as required by Section 3.1.4(c).

               (e) A caution solidaire executed by Compagnie Generale des Eaux for the benefit of Buyer, as provided in Section 4.1.5.

               5.2.2 Buyer's Deliveries. Buyer shall deliver, or shall cause to be delivered, to Seller the following:

               (a) The payment by Buyer and the Escrow Agent, as the case may be, by bank wire transfer in immediately available funds of the payments set forth in Section 1.3.8(a).

               (b) Payment, or evidence of payment, in form and substance reasonably satisfactory to Seller, of the Intercompany Debt as set forth in
Section 3.2.2.

               (c) Evidence, in form and substance satisfactory to Seller, that Seller has been released from those Guarantees set forth on Schedule 2.1.11 and updated pursuant to Section 3.1.10, or a counter-guaranty letter from Buyer to Seller, in form and substance satisfactory to Seller, as contemplated by Section 3.2.3.


                            ARTICLE VI - TERMINATION

          6.1 Termination. This Agreement may only be terminated (a) by mutual written consent of the parties hereto; (b) by Buyer, if any of the conditions provided for in Sections 4.1 or 4.3 of this Agreement has not been met within one hundred and twenty (120) days from the date of this Agreement and has not been waived by Buyer by such date; or (c) by Seller, if any of the conditions provided for in Sections 4.2 or 4.3 of this Agreement has not been met within one hundred and twenty (120) days from the date of this Agreement and has not been waived by Seller by such date.

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

     6.2 Consequences. If this Agreement is terminated and the transactions contemplated hereby are abandoned in accordance with Section 6.1:

     (a) In the event that (x) this Agreement is terminated pursuant to Sections 6.1(a), (b) or (c), the Escrow Amount shall be immediately released by the Escrow Agent to Buyer or (y) the conditions set forth in Sections 4.1, 4.2 and 4.3 are satisfied, but Seller refuses to proceed to Closing by the time period set forth in Section 6.1, the Escrow Amount shall be immediately released by the Escrow Agent to Buyer or (z) the conditions set forth in Sections 4.1,
4.2 and 4.3 are satisfied, but Buyer refuses to proceed to Closing by the time period set forth in Section 6.1, the Escrow Amount shall be immediately released by the Escrow Agent to Seller; provided, however, that if Buyer or Seller shall dispute the satisfaction or non-satisfaction of any condition set forth in Sections 4.1, 4.2 or 4.3, the Escrow Amount shall remain in escrow and such dispute shall be resolved in accordance with Section 8.4. In connection with any such release, Buyer and Seller agree to duly execute the Joint Instructions.

     (b) This Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 8.5 relating to certain expenses, (ii)
Section 8.4 in connection with any disputes relating to the Escrow Amounts,
(iii) Section 3.3.1 relating to publicity, (iv) Sections 2.1.19 and 2.2.2 relating to brokers' fees (v) Section 3.3.8 relating to confidentiality and (vi) this Section 6.2.

     (c) All confidential information provided by either party to the other shall be returned to such first party or, upon such first party's instruction, destroyed. Notwithstanding the foregoing, and save as otherwise expressly provided, nothing in this Section 6.2 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement.

                        ARTICLE VII - INDEMNIFICATION -
                          SURVIVAL OF REPRESENTATIONS

     7.1  Indemnification by Seller.

          (a)  Subject to the conditions and provisions set forth in this
Article VII, from and after the Closing, Seller hereby agrees to indemnify and hold harmless Buyer and its Affiliates (the "Buyer Group"), from and against all demands, claims, actions, losses, damages, liabilities, out of pocket costs and expenses, including, without limitation, reasonable attorney's fees, approved settlements, interest and penalties (collectively, the "Losses" or singularly a "Loss" which, for the avoidance of doubt, do not include consequential Losses) asserted against, resulting to, incurred by or imposed upon any member of the Buyer Group resulting from or relating to any (x) breach of any representation or warranty made by Seller or (y) failure to perform any covenant or agreement, made by Seller.

          (b) Without limiting the generality of Section 7.1.(a), the term Losses, subject to the conditions and provisions set forth in Article VII, shall include any penalty, late payment interest, increase or fine which becomes due as a result of any Tax audit as well as of any audit or other action or administrative proceeding by any Governmental Entity, as well as any penalty, late payment interest, surcharge or fine or cost or expense of compliance with any order, decree, directive or judgement which may become due as a result of any claim, proceeding, order, directive or judgment relating to the domestic or international operations or activities of the Companies and the Subsidiaries.

          (c) Without limiting the generality of Section 7.1(a) or (b), the parties hereto agree that the term Losses shall, subject to the conditions and provisions set forth in Article VII, include losses resulting from third parties claiming, on the basis of Articles 1382, 1383, 1384, 544 and from 1146 to 1156 of the French Civil Code, civil and contractual responsibility ("responsabilite civile") of the Companies or any of the Subsidiaries arising from activities of the Companies or any of the Subsidiaries prior to the Closing or the treatment, handling, storage or disposition of any Hazardous Substances that occurred prior to the Closing Date.

          (d) Notwithstanding anything disclosed in the Schedules with respect to environmental matters, Seller agrees that the Buyer Group shall have the right to indemnification pursuant to and subject to the provisions of this
Article VII for any matters so disclosed and for any breach of the representation and warranty in Section 2.1.21, provided that any indemnification claimed by the Buyer Group against Seller pursuant to this sub-clause (d) shall not be subject to the Buyer's Threshold Amount and the Buyer Group shall be entitled to indemnification for the full amount of any such Losses; and provided however, that any Losses claimed pursuant to this sub-clause (d) shall not be counted in calculating the Buyer's Threshold Amount.

          (e) Losses shall be calculated on the basis of (i) the Losses to Buyer in connection with the representations and warranties set forth in Section
2.1.1 through 2.1.4 and (ii) as to all other representations and warranties on the basis of the Losses to the Company or Subsidiary in question, plus any Losses directly incurred by Buyer (i) in any legal, administrative or regulatory proceeding in which Buyer is held liable for any actions or liabilities of any Company or Subsidiary, (ii) in connection with any settlement of any Third Party Claim or Direct Claim (each as defined herein) approved by Seller against any Company or Subsidiary which settlement imposes any Losses on Buyer or (iii) in defending itself in connection with any Third Party Claim or Direct Claim against any Company or Subsidiary which Claim also names Buyer, whether or not Buyer is ultimately held liable.

     7.2  Limitations of Liability of Seller.

          (a) Except for claims relating to any of Section 2.1.1, 2.1.2, 2.1.3, 2.1.4, (i) no Loss incurred by any member of the Buyer Group in respect of any individual breach of the representations or warranties or covenants contained in this Agreement shall give rise to indemnification by Seller unless and until such Loss exceeds ONE HUNDRED AND TEN THOUSAND French francs (FF 110,000) (it being understood that individual breaches of representations or warranties or covenants of a substantially similar nature that arise out of a single or directly related origins, facts or circumstances shall be aggregated for purposes hereof as a single Loss), in which event, subject to clause (ii) below, Buyer may assert its right to indemnification hereunder to the full extent of its Loss in respect thereof; and (ii) no claim for indemnification may be made under Section 7.1(a) of this Agreement unless the aggregate amount of all Losses exceeds FIVE MILLION French francs (FF 5,000,000) (such amount, the "Buyer's Threshold Amount"); provided, however, that (i) once the Buyer's Threshold Amount is reached, the members of the Buyer Group shall be entitled to indemnity for the full amount of all such Losses including the amount of the Buyer's Threshold Amount and (ii) the aggregate amount of indemnification actually payable to members of the Buyer Group shall in no event and in no circumstances exceed EIGHTY MILLION French francs (FF 80,000,000) ("Maximum Indemnification Amount"), except as set forth in Section 7.2(b).

          (b) In the event that, following a breach of the representations and warranties contained in Section 2.1.21, the aggregate amount of indemnification actually paid the Seller rises above the Maximum Indemnification Amount, such amount shall be increased to cover up to an additional TWENTY MILLION French Francs (FF 20,000,000) of indemnification which may be due hereunder by Seller on account of (and solely on account of) (i) any breach of the representations and warranties contained in Section 2.1.21 and (ii) any environmental matters disclosed on the Schedules, provided, however, that Seller shall have control of all actions to be taken by Buyer to remedy any breaches under Section 2.1.21 and that Seller shall only be liable for indemnification pursuant to this sub-clause
(b) on account of any Breach if the Buyer participates in the expenses incurred in carrying out such remedy in the proportion of 80% for Seller and 20% for Buyer.

          (c) In connection with any claim for indemnification by Buyer Group for Losses relating to any breach of the representation and warranty contained in Section 2.1.6 relating to the collectability of Receivables, the aggregate amount of Losses for which claims may be made by Buyer or any Company or Subsidiary shall in no event and in no circumstances exceed FIVE MILLION French francs (FF 5,000,000) (the "Receivables Collectability Cap"), provided that (within the Receivables Collectability Cap) Seller shall bear only 50% of any such Losses. For the avoidance of doubt (i) no indemnification shall be due pursuant to sub-clause (c) unless and until the Buyer's Threshold Amount is (including all other in-demnification) exceeded and (ii) the full amount of any indemnification paid on account of such Losses covered by this sub-section (c) shall be counted for determining the Buyer's Threshold Amount and any indemnity paid by Seller to the Buyer Group pursuant to the terms of this sub-clause (c) shall also be counted as indemnification for purposes of the Maximum Indemnification Cap. In addition, any Losses covered by this sub-clause (c) shall be reduced by the amount of any over reserved Receivables calculated at the end of the 360 day period provided for in Section 2.1.6. Upon payment of any indemnification by Seller to Buyer Group pursuant to this sub-clause (c), Seller shall have the option to require Buyer Group to assign the Receivable or Receivables in question to Seller. All other provisions of Article VII shall apply to any claim for indemnification made pursuant to this sub-clause (c), except that any actual monetary recoveries (after indemnification has been actually paid) related to the Receivable or Receivable forming the basis of the claim for indemnification shall be shared between the Buyer and Seller on a 50/50 basis.

          (d) Claims for indemnification by Buyer Group for Losses relating to any breach of a representation and warranty relating to Serip S.A. shall in no event and in no circumstances exceed an amount equal to the sum of (a) the actual monetary amount of the equity investment in Serip S.A. by Seller prior to the Closing Date and by Buyer after the Closing Date and (b) the amount of Losses directly incurred by the Buyer Group as a shareholder in Serip S.A. For the avoidance of doubt (i) no indemnification shall be due pursuant to sub-clause (d) unless and until the Buyer's Threshold Amount is (including all other indemnification) exceeded and (ii) any such indemnification paid on account of Losses shall be counted for determining the Buyer's Threshold Amount and any indemnity paid by Seller to the Buyer Group for such Losses shall be counted as indemnification Losses for purposes of the Maximum Indemnification Cap.

          (e) In the event a member of the Buyer Group is indemnified for its Losses pursuant to one provision of this Agreement, it shall not be entitled to indemnification again for the same Losses in the event another provision or provisions of this Agreement are also breached. Buyer agrees that it will take reasonable steps to mitigate Losses of the Buyer Group. If any such monetary recovery occurs after the

Seller has already paid the indemnification to Buyer (and even if such recovery occurs after the expiration of the time limits set forth in Section 7.6), Buyer shall make a refund to Seller as provided for in sub-clause (h) below.

          (f) Any amounts required to be paid to the Buyer Group with respect to a specific claim for indemnification pursuant to this Section 7.2 shall be reduced by any actual monetary recovery paid to the Buyer Group with respect to such claim, whether pursuant to insurance, tax refunds or otherwise. Buyer shall, and shall cause the Companies and Subsidiaries to pursue such potential recoveries consistent with reasonable commercial practices.

          (g) Buyer or Seller, as the case may be, shall be obligated to prosecute in good faith any claim for Losses with any applicable insurer.

          (h) In the case where Buyer recovers from third parties all or any part of any amount previously paid to it by Seller pursuant to this Article VII, Buyer shall promptly pay over to Seller the amount so recovered (net of any out-of-pocket expenses actually incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Seller.

          (i) No member of the Buyer Group shall be entitled to make a claim for indemnification for Losses against Seller in respect of any tax audit or claim which merely modifies the tax period during which a deductible charge or amortization may be taken or in respect of any VAT assessment (except if such VAT is not recoverable); provided, however, that the Buyer Group may make claims for indemnification against Seller in respect of any penalties or interest arising from or related to any such tax claim, tax audit or VAT assessment.

          (j) Any indemnity due by Seller for Losses shall be calculated after taking into account any reduction of taxes or an increase in a tax loss carry forward or carry back for the Buyer Group (which for avoidance of doubt, shall include from the Closing Date, the Companies and the Subsidiaries) resulting from the existence of the fact or event which forms the basis of the Losses in question; provided, however, that the Buyer Group actually benefits from such reduction of tax or increase in a tax loss carry for-ward or carry back prior to the expiration date of the relevant representation and warranty, the breach of which is the basis for such indemnity due; and provided further that the Seller shall not have the right to withhold or delay payment of any indemnification otherwise due hereunder pending the receipt of such tax benefit. Upon receipt of such tax benefit, if any, the Buyer Group shall reimburse Seller therefor.

          (k) For the avoidance of doubt, any indemnity due by Seller to Buyer Group with respect to a specific claim for indemnification made by Buyer Group may only be made by the amount by which such Losses exceed any reserve for such specific item which is the subject of the claim reflected in the Closing Balance Sheet.

          (l) Seller shall not be liable for Losses asserted against, resulting to, incurred by or imposed upon any member of the Buyer Group in respect of a breach of a representation and warranty which would not have occurred but for the passing of, or any change in, after the Closing Date, any law or any increase in tax rates in effect on the Closing Date or any imposition of any tax not in effect on the Closing Date, even if such law or change has retroactive effect or requires actions at some future date.

          (m) At the time when, pursuant to Section 7.8, representations and warranties made by any party to this Agreement shall terminate ("Expiring Representations"), any claims related to the Expiring Representations for which no indemnification has been made because the Buyer's Threshold Amount has not been reached, shall remain outstanding and shall become part of any claims that may arise for breach of any representations and warranties which survive after the Expiring Representations pursuant to Section 7.8.

          7.3 Indemnification by Buyer. Subject to the conditions and provisions set forth below in this Article VII, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its Affiliates (the "Seller Group") from and against all Losses asserted against, resulting to, incurred by or imposed upon Seller resulting from or relating to any (x) breach of any representation or warranty or (y) failure to perform any covenant or agreement made by Buyer.

     7.4  Limitations of Liability of Buyer.

          (a) Except with respect to claims relating to Sections 2.3.1 and 2.3.5, no claim for indemnification may be made under Section 7.3 of this Agreement unless the aggregate amount of all Losses asserted thereunder exceeds the sum of FIVE MILLION French francs (FF 5,000,000) (such amount, the "Seller's Threshold Amount"); provided, however, that (i) once the Seller's Threshold Amount is reached, the members of the Seller Group shall be entitled to indemnity for the full amount of all such Losses including the amount of the Seller's Threshold Amount and (ii) the aggregate amount of indemnification actually payable to members of the Seller Group shall in no event and in no circumstances exceed FIFTY MILLION French francs (FF 50,000,000).

          (b) In the event a member of the Seller Group is indemnified from its Losses pursuant to one provision of this Agreement, it shall not be entitled to indemnification again for the same Losses in the event another provision or other provisions of this Agreement are also breached. The Seller agrees that it will take reasonable steps to mitigate Losses of the Seller Group.

     7.5 Method of Asserting Claims, etc. The party or parties making a claim for indemnification under this Article VII shall, for the purposes of this Agreement, be referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Article VII shall, for the purposes of this Agreement, be referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

          (a) In the event that (A) any claim, demand or Proceeding is asserted or instituted by any party other than the parties hereto and their Affiliates which could give rise to Losses for which an Indemnifying Party would be liable to an Indemnified Party hereunder (any such claim, demand or Proceeding, a "Third Party Claim"), or (B) any Indemnified Party hereunder shall have a claim to be indemnified by any Indemnifying Party hereunder which does not involve a Third Party Claim (any such claim, a "Direct Claim"), the Indemnified Party shall, as soon as reasonably practicable, send to the Indemnifying Party a written notice specifying the nature of such claim or demand and, if known, the amount or if not known but possible, an estimated amount (which estimate shall not be conclusive of the final amount of such claim or demand)(a "Claim Notice").

          (b) In the event of a Direct Claim, the Indemnifying Party shall have thirty (30) days following its receipt of the relevant Claim Notice (the "Review Period") to make such investigation of the underlying claim as it considers necessary or desirable and the Indemnifying Party shall cooperate therewith. If the parties agree, on or prior to the expiration of the Review Period, upon the validity and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party, within three (3) business days following the date of such agreement, the full agreed amount of the indemnification due on account of such claim. If the parties are unable to reach agreement prior to the expiration of the Review Period, the parties may then refer the matter to arbitration as provided pursuant to Section 8.4 of this Agreement.

          (c) As to Third Party Claims, and always subject to Seller's rights pursuant to Section 7.2(b),

               (i) If a Third Party Claim which is a Monetary Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim which is a Monetary Claim, the Indemnifying Party shall not be liable for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other

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

     than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim) shall be included as Losses. For these purposes, "Monetary Claim" shall mean a claim involving the payment of monetary damages, which claim could not be reasonably deemed to have a material impact on the future operations of a Company or Subsidiary or the future sales of a Fuel Pump Product, provided that in the event any Monetary Claim is made which is greater than the remaining amounts under the Maximum Indemnification Cap, such Monetary Claim shall be administered pursuant to sub-clause (ii) below.

               (ii) If the Third Party Claim which is not a Monetary Claim is made against an Indemnified Party, the Indemnified Party shall have the right to conduct the defense of the claim and may retain counsel of its choice to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim or demand. If requested by the Indemnified Party, the Indemnifying Party agrees to cooperate with the Indemnified Party and its counsel in contesting any such Third Party Claim. The Indemnifying Party may assist, at its expense, in the defense against any Third Party Claim with counsel of its choice, and shall pay the fees and disbursements of such counsel with regard thereto. The Indemnified Party shall keep the Indemnifying Party reasonably informed of the development of the underlying claim.

               (iii) No Third Party Claim may be settled without the prior written consent of the Indemnifying Party.

               (iv) The Indemnified Party shall be required at the expense of the Indemnifying Party to diligently pursue all appeals when there is a reasonable chance of success based on an opinion of external counsel to the Indemnifying Party.

          7.6 Survival. All representations and warranties made by any party to this Agreement shall

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

survive the Closing and continue for a period of two years after the Closing (except Section 2.1.21 which shall survive for a period of five years after the Closing and Section 2.1.23 which shall survive for the applicable statute of limitations period including any waivers thereof). In addition all representations and warranties hereunder shall survive any investigation at any time made by or on behalf of any party hereto, subject, however, to the time limitation set forth above. All covenants and other agreements set forth in this Agreement shall survive in accordance with their terms, and shall survive any investigation at any time made by or on behalf of any party hereto. Notwithstanding anything to the contrary in this Section 7.6, the Buyer Group and Seller Group shall have the right to send Claim Notices "a titre conservatoire", even if all facts are not known at the time or if the amount of the Losses cannot yet be established. Such Claim Notices constitute a valid notice of a Loss or a potential Loss if sent in good faith prior to the end of the relevant survival period regardless of whether the final liability for, and amount of, such Loss is ascertained after the end of such relevant survival period. The Buyer Group and Seller Group shall be entitled to give in good faith a Claim Notice for possible claims of which it becomes aware even though no actual claim may have been formerly asserted.

               7.7 Indemnification for Haar Menstenik and Parke Penrhyn. In consideration for Buyer purchasing Haar Menstenik and Parke Penrhyn (collectively, the "Liquidated Companies"), Seller agrees to indemnify and hold Buyer Group harmless from any and all out of pocket Losses related to the Liquidated Companies, including their respective liquidation. Any claim for indemnification for Losses by Buyer Group pursuant to this Section 7.7 shall not be subject to any limitations set forth in Article VII, except that any claim made for indemnification shall be made pursuant to Section
     7.5. For the avoidance of doubt, such Losses shall not be subject to the Buyer's Threshold Amount or included in any calculation of the Maximum Indemnification Amount. Further, for the avoidance of doubt, the parties confirm that even though Buyer is also acquiring Excelsior S.A., Outelec S.A., CKD and Instronics, it gives no representations and warranties with respect thereto and can be subjected to no liability or indemnification in connection therewith.

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

                         ARTICLE VIII - MISCELLANEOUS
                         ----------------------------

          8.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by facsimile transmission with confirmation of receipt addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

Buyer:         Tokheim Corporation
               P.O. Box 360
               Fort Wayne, Indiana 46801, USA
               Attn: John A. Negovetich, Chief Financial Officer
               Telecopy: (1)219-484-1110

With copy to:  Skadden, Arps, Slate, Meagher and Flom
               105, rue du Faubourg Saint-Honore
               75008 Paris, France
               Attn: Christopher L. Baker
               Telecopy: (33-1)49-53-09-99

Seller:        Sofitam S.A.
               41/43, rue des Bas
               92600 Asnieres, France
               Attn: Jean-Pierre Quinio
               Telecopy: (33-1)47-90-51-30

With copy to:  Bredin, Prat & Associes
               130, rue du Faubourg Saint-Honore
               75008 Paris, France
               Attn: Jean-Francois Prat,
                     Richard Schepard and
                     Maria Ruegg
               Telecopy: (33-1)45-63-14-07

          8.2 Entire Agreement. This Agreement, the Schedules and the Exhibits hereto and the certificates or other documents delivered hereunder represent the entire understanding and agreement of the parties and supersede all prior agreements, understandings or arrangements among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such amendment, supplement, modification or waiver is sought. No prior

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

drafts of this Agreement may be used in any Proceeding to indicate or establish the intent of the parties.

          8.3 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.4 Applicable Law/Disputes. This Agreement shall be governed by and construed and enforced in accordance with the laws of France, without reference to its conflict of law principles.

               (a) All disputes which may arise in connection with this Agreement, including without limitation its validity, interpretation, performance and an ad-hoc non-performance termination and/or post-termination rights will be submitted to arbitration under the conditions set forth hereunder.

               The party deciding to commence arbitration proceedings will notify the other, indicating the name of the arbitrator it has appointed. The other party will, within the following thirty (30) days, notify the former of the name of the arbitrator it has chosen. If such party abstains from notifying such appointment for at least eight (8) days following a formal notice from the party commencing the arbitration proceeding, the arbitrator will be appointed by court order in a refere proceeding of the President of the Paris Tribunal of Commerce (each arbitrator, an "Arbitrator").

               Within fifteen (15) days of their appointment, the Arbitrators appointed by the parties will appoint in writing a President of the Arbitral Tribunal, who shall also be an Arbitrator. Absent such appointment, the President of the Arbitral Tribunal will be appointed, upon application of either party in a refere proceeding, by the President of the Paris Tribunal of Commerce.

               The Arbitral Tribunal will use its best efforts to decide the matter within a period of three (3) months running from the date of the terms of reference.

               Unless otherwise decided by the President of the Arbitral Tribunal, the terms of reference shall be finalized at the first meeting of the Arbitral Tribunal which shall be held within thirty (30)

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

days following the appointment of the third Arbitrator.

          The Arbitrators may request from the parties, and the parties may not refuse, all the time extensions which they deem necessary or useful.

          The arbitration shall be held in Paris, France. The arbitration proceedings, including, but not limited to, all arguments, shall be conducted, and the award shall be rendered, in the English language. The parties shall be entitled to produce pleadings, briefs and written evidence in the English languages and no translations of any documents in French shall be required.

          The expenses and fees of the arbitration will be shared between the parties in a proportion which will be determined by the Arbitral Tribunal in an award containing a provision to this effect.

          Any deposit with respect to expenses and fees which will be determined by the Arbitral Tribunal will be apportioned and paid equally by the parties, unless the Arbitrators decide otherwise.

          The Arbitrators will not be required to observe the rules as to form and time limits of the French Civil Procedure Code but they must put the parties in a position to present their arguments and comments in a manner so as to respect the principle of contradictoire.

          The arbitral award will not be subject to appeal or opposition.

          The party who refuses to accept the award will bear all costs and duties relating to or resulting from the enforcement of the award.

          The Buyer and any authorized assignee(s) pursuant to Section 8.10 shall be deemed to be one single party for purposes of designation of an arbitrator.

          (b) Notwithstanding the foregoing, the parties agree that no action or Proceeding arising out of or with respect to this Agreement shall be brought before any arbitral tribunal unless and until:

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

          (i) one party has given notice to the other of its intention to commence such an action or Proceeding, such notice to describe the grounds on which such action or Proceeding would be based;

          (ii) twenty (20) Business Days shall have passed after such notice has been given, without such dispute having been amicably settled by and between Seller's Chief Financial Officer and Buyer's Chief Financial Officer who are hereby designated as the respective party's officers' nominees to pursue such settlement discussions.

          8.5 Expenses. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses provided, however, that all transfer taxes in connection with the purchase of the Shares shall be paid by Buyer.

          8.6 Waiver. Any party may, by written notice to another party: (a) extend the time for the performance of any of the obligations or other actions of such other party; (b) waive any inaccuracies in the representations of such other party contained in this Agreement; or (c) waive compliance with any of the agreements of such other party contained in this Agreement or waive or consent to the modification of performance of any of the obligations of such other party. No other action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition, or agreement contained herein.

          8.7 Severability. If at any time subsequent to the date hereof, any provisions of this Agreement shall be held by any arbitration tribunal or court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement and the parties will negotiate in good faith to replace the illegal, void or unenforceable provision with another one which is as close as possible to such illegal, void or unenforceable provision.

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

          8.8 Incorporation by Reference; Disclosure Schedules. The Schedules and Exhibits to this Agreement and any certificate delivered hereunder constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference.

          8.9 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          8.10 Assignment. The rights and obligations under this Agreement may not be assigned or delegated by any party hereto, in whole or in part, to any third party without the prior written consent of the other party hereto; provided, however, that Buyer may assign all or any portion of its rights hereunder without the prior written consent of Seller (i) to any wholly owned, direct or indirect, subsidiary of Buyer located in the United States, Canada or any country member of the European Union, provided that if at any time after assignment to any such subsidiary of any rights of Buyer hereunder to indemnification pursuant to Article VII such subsidiary is no longer majority owned and controlled by Buyer, all of Buyer's and such assigned rights to any indemnification on account of breaches of any representations and warranties by Seller shall immediately end or (ii) to any financial institution (without right of further assignment) in connection with obtaining any of the financing and refinancing contemplated by this Agreement, but no such permitted assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations and Buyer shall remain jointly and severally liable with its assignee for the due and proper performance of all of Buyer's obligations hereunder.

          8.11 Rescission. Seller and Buyer each irrevocably waives all rights to rescind this Agreement, except in the case of fraud or "dol".

          8.12  Certain Definitions.  For purposes of this Agreement, the term:
                -------------------

          (a) "Accounting Principles" means the specific principles, methods and procedures and rules as set forth in Schedule 2.1.5(a).

          (b) "Affiliate" of any Person means any other Person that directly or indirectly, through

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

one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. A Person shall be deemed to control another Person if such first mentioned Person owns, directly or indirectly, 50% or more of the voting rights of the second mentioned Person.

          (c) "Business Day" means any day other than a Saturday, Sunday or a public bank holiday in France.

          (d)  "Closing" has the meaning specified in Section 5.1.

          (e)  "Closing Date" means the date on which the Closing occurs.

          (f)  "Company" or "Companies" means the entities listed on Schedule
0.4.

          (g) "Ein Products" means the products manufactured at Sofitam Equipement's plant in Grentheville and identified in Schedule 0.3.

          (h) "Environmental Claim" means any inquiry, notice or claim by any third Person or entity alleging potential liability of the Companies and/or the Subsidiaries arising out of, based on or resulting from any circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

          (i) "Environmental Laws" means any and all applicable treaties, laws, regulations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, permissions, notices or binding agreements relating to the protection of the environment.

          (j) "Fuel Pump Business" means the production, sale and service of fuel pumps and site controllers in France and internationally.

          (k)  "Fuel Pump Products" means the products listed in Schedule
                ------------------                               --------
0.1.
- ---

          (l) "Governmental Entity" means any state authority or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any court, administrative agency, commission or other organ of the European Union.

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

          (m) "Hazardous Substances" shall mean all hazardous substances, hazardous wastes, solid wastes, radioactive materials, contaminants, pollutants, toxic substances, chemicals or other substances defined under or regulated by Environmental Law, including, but not limited to, petroleum or petroleum products or asbestos.

          (n) "Intellectual Property" means all registered and unregistered: trademarks, service marks, trade names, corporate names, company names, fictitious business names, logos, and other source or business identifiers; software (including source and object code); patents, copyrights, proprietary formulas, recipes, technology, know-how and other trade secrets, and all registrations and recordings thereof, all applications and renewals thereof, all pending therefor, all extensions and renewals thereof, all goodwill associated therewith, and all proprietary rights therein, in any jurisdiction in which any Company or Subsidiary operates or does business; provided, however, that the term "Intellectual Property" shall not include any Intellectual Property related to any "off-the-shelf" products currently used in or necessary to the Fuel Pump Business.

          (o) "Knowledge of the Seller" or phrases of like meaning when used in this agreement include the knowledge of Seller's senior executives after due inquiry.

          (p) "Liens" means all mortgages, pledges, security interests, liens, options (including, without limitation, any options to purchase or sell Shares), conditional sales agreements, covenants, material easements, material rights of way, title defects (and in the case of any Fuel Pump Assets, material title defects) or other encumbrances.

          (q) "Material Adverse Effect" means a material adverse effect on the properties, assets, results of operations, financial condition or prospects of the Fuel Pump Business which involves a loss or liability of Two Hundred Thousand French francs (FF 200,000) or more with respect to any single item, case or occurrence, provided that multiple claims (regardless of amount) arising out of the same set of facts or circumstances shall be deemed to be a single occurrence.

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

          (r) "Person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

          (s)  "PIBOR" means the three-month Paris interbank offered rate

          (t) "Proceeding" means any action, suit, legal, administrative, arbitration or other alternative dispute resolution proceeding or administrative investigation.

          (u) "Products" means all Fuel Pump Products including without limitation, Satam Products and Ein Products.

          (v) "Release" means any spill, emission, disposal, migration or abandonment of any Hazardous Substance in, into, onto, or through the environment.

          (w) "Satam Products" means the products manufactured at Sofitam Equipement's plant in Falaise and identified in Schedule 0.2.

          (x)  "Shares" means equity interests listed on Schedule 0.4.
                ------                                   ------------

          (y) "Tax" or "Taxes" means all direct or indirect taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, property or other taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additional amounts attributable thereto imposed by any national, local or foreign governmental tax, social security or customs authority.

          (z) "Tax Return" means any mandatory return, report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any national, local or foreign governmental tax, social security or customs authority in connection with any determination, assessment or collection of any Tax.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.


TOKHEIM CORPORATION

By:    _________________________

Title:  President and Chief Executive Officer


SOFITAM S.A.

By:    _________________________

Title:  president-directeur general

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